Exhibit 10.4

AGREEMENT AND PLAN OF MERGER

by and among

AMBION, INC.,

APPLERA CORPORATION,

AMBION ACQUISITION CORP.

and

MATTHEW M. WINKLER,
in his capacity as Representative

Dated as of December 24, 2005

i

AMBION, INC.
AGREEMENT AND PLAN OF MERGER

AMBION, INC.
AGREEMENT AND PLAN OF MERGER

THE FOLLOWING SCHEDULES AND EXHIBITS HAVE BEEN OMITTED FROM THIS EXHIBIT.

Schedules and exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K. Schedules and exhibits will be provided by the Registrant to the Securities and Exchange Commission upon request.

EXHIBITS

Exhibit A	-	Asset Purchase Agreement
Exhibit B	-	Key Employee
Exhibit C	-	Form of Employment and Noncompetition Agreement
Exhibit D		Reserved
Exhibit E	-	Form of Escrow Agreement
Exhibit F	-	Working Capital Example
Exhibit G	-	Form of Letter of Transmittal
Exhibit H	-	Stockholder Written Consent

AMBION, INC.
AGREEMENT AND PLAN OF MERGER

Disclosure Schedule

Schedule 4.2	Conduct of the Business
Schedule 4.5	Third Party Consents
Schedule 7.2(e)	Third Party Consents
Schedule 7.2(f)	Employees
Schedule 7.2(g)	Amendments to Certain Agreements

AMBION, INC.
AGREEMENT AND PLAN OF MERGER

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 24, 2005, is made by and among Ambion, Inc., a Delaware corporation (the “Company”), Applera Corporation, a Delaware corporation (“Parent”), Ambion Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and Matthew M. Winkler, in his capacity as Representative (as hereinafter defined).

RECITALS

WHEREAS, the Boards of Directors of the Company, Parent and Merger Subsidiary deem it advisable and in the best interest of their respective stockholders to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions provided for herein;

WHEREAS, in furtherance thereof it is proposed that the acquisition be accomplished by the merger of Merger Subsidiary with and into the Company, with the Company being the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Boards of Directors of the Company, Parent (on its own behalf and as sole stockholder of Merger Subsidiary) and Merger Subsidiary have each approved this Agreement, the Merger (as hereinafter defined) and the other transactions contemplated hereby;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company and Asuragen, Inc., a Delaware corporation (“Asuragen”), are entering into (i) an Asset Purchase Agreement in the form of Exhibit A hereto (including all schedules and exhibits attached thereto, the “Asset Purchase Agreement”), pursuant to which the Surviving Corporation will sell, transfer and assign to Asuragen and Asuragen will purchase and assume from the Surviving Corporation certain assets and liabilities relating to the Diagnostics Business, following the Closing, (ii) one or more licensing agreements pursuant to which the Surviving Corporation and Asuragen will license to one another the right to use certain intellectual property, (iii) a transition services agreement whereby the Surviving Corporation will provide certain IT, accounting and other services to Asuragen for a specified period of time after Closing, and (iv) such other strategic arrangements mutually agreed to between the Surviving Corporation and Asuragen (the matters set forth in clauses (i) through (iv) being referred to herein collectively as the “Divestiture”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent to enter into this Agreement, the employee of the Company identified on Exhibit B (the “Key Employee”) is executing an Employment and Noncompetition Agreement in the form of Exhibit C (the “Employment and Noncompetition Agreement”) to be effective upon the Closing; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

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AGREEMENTS

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINED TERMS

1.1 Definitions. The following terms shall have the following meanings in this Agreement:

“280G Approval” has the meaning set forth in Section 4.1(c).

“280G Waiver” means a written waiver agreement pursuant to which certain payments and/or benefits in the nature of compensation arising as a result of the transactions contemplated by this Agreement are waived, subject to the Stockholder vote described in Section 4.1(c).

“Acquisition Transaction” shall mean any transaction or series of related transactions involving: (a) the disposition or acquisition of all or substantially all of the business or assets of the Company; (b) the sale, issuance, grant, disposition or acquisition of (i) any capital stock or other equity security of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or (c) any merger, consolidation, business combination, tender offer, share exchange, reorganization or similar transaction involving the Company; provided, however, (i) the issuance of stock by the Company upon the exercise of Options or warrants outstanding as of the date hereof or upon the conversion of any Preferred Stock will not be deemed to be an Acquisition Transaction and (ii) the Merger and the other transactions contemplated hereby will not be deemed an Acquisition Transaction in any case.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Aggregated Group” has the meaning set forth in Section 3.1(r)(i)(A).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means, collectively, (a) the HSR Act; (b) the Sherman Antitrust Act of 1890, as amended; (c) the Clayton Act of 1914, as amended; (d) the Federal Trade Commission Act of 1914, as amended; and (e) any other Applicable Laws designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade.

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“Applicable Laws” means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Authority having jurisdiction over, and applicable to, the business and operations of the Company or any of its Subsidiaries.

“Appraised Amount” means the higher of (i) the Uhy Valuation and (ii) the Houlihan Valuation. In the event that the Houlihan Valuation is not obtained prior to the Closing, the Appraised Amount shall be equal to the Uhy Valuation.

“Asserted Liability” has the meaning set forth in Section 10.4(a).

“Asset Purchase Agreement” has the meaning set forth in the Recitals.

“Asuragen” has the meaning set forth in the Recitals.

“Balance Sheet” has the meaning set forth in Section 3.1(h)(i).

“Balance Sheet Date” has the meaning set forth in Section 3.1(h)(ii).

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” has the meaning set forth in Section 3.1(o)(v).

“Certificate” means a certificate representing Outstanding Common Shares or Outstanding Preferred Shares, as the case may be.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Claims Notice” has the meaning set forth in Section 10.4(a).

“Closing” has the meaning set forth in Section 8.1.

“Closing Balance Sheet” has the meaning set forth in Section 2.13(a).

“Closing Capitalization Certificate” has the meaning set forth in Section 4.12.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Merger Consideration” means an amount (not less than zero) equal to (a) $273,000,000, plus (b) the Appraised Amount, plus (c) the amount, if any, by which the Estimated Working Capital exceeds the Working Capital Target, minus (d) the amount, if any, by which the Working Capital Target exceeds the Estimated Working Capital, minus (e) any outstanding Debt as set forth on the Company’s balance sheet as of the Closing Date, minus (f) any Debt paid by Parent at Closing (including the Debt Pay-Off Amount), minus (g) Paid

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Company Transaction Costs, minus (h) the Escrow Amount. and minus (i) the Working Capital Escrow Amount.

“Closing Per Share Merger Consideration” means the quotient (rounded to the second decimal place) equal to (a) the sum of the (i) the Closing Merger Consideration, plus (ii) the aggregate exercise price of all Outstanding Options to the extent that they have become vested and exercisable in accordance with their terms at the time of Closing (including Options that vest and become exercisable as a result of the Merger), divided by (b) an amount equal to the sum of the number of (i) the Outstanding Shares, plus (ii) the Outstanding Option Shares.

“Closing Working Capital” has the meaning set forth in Section 2.13(a).

“Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Common Stockholders” means the holders of shares of Common Stock.

“Company” has the meaning set forth in the Preamble.

“Company Constituent Documents” has the meaning set forth in Section 3.1(b).

“Company Disclosure Schedule” means that certain disclosure letter of even date with this Agreement from the Company to Parent delivered concurrently with the execution and delivery of this Agreement.

“Company IP” shall mean all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.

“Company IP Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right of any Person, or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company or any of its Subsidiaries.

“Company Permits” has the meaning set forth in Section 3.1(i).

“Company Stockholder Approval” means the affirmative vote (in person or by proxy) or action by written consent of the holders of a majority of the outstanding shares of Common Stock and shares of Preferred Stock (voting on an as converted basis as a single class with the holders of Common Stock) and the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Series B Preferred Stock (voting as a separate class).

“Company Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the

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Company in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, whether or not such costs, fees and expenses have been paid prior to Closing.

“Company Transaction Costs Certificate” has the meaning set forth in Section 4.9.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 14, 2005, by and between J.P. Morgan Securities, Inc., on behalf of the Company, and Parent.

“Consents” means all authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, in each case that are necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, the Material Contracts.

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense or legally binding commitment or undertaking of any nature, whether express or implied.

“Cure Period” has the meaning set forth in Section 9.1(b)(i).

“Current Assets” as of 11:59 p.m. on the date immediately prior to the Closing Date shall mean the amount equal to the sum and/or difference (as applicable) of the amounts of the following line items as set forth in the balance sheet of the Company and its Subsidiaries to the extent they relate exclusively to the Research Products Business, each as of such date and as determined in accordance with this Agreement and GAAP applied on a basis consistent with the preparation of the Balance Sheet: (i) Petty Cash; plus(ii) Cash in Banks; plus (iii) Money Market Funds; plus (iv) Trade Receivables; minus(v) Allowance for Bad Debts; plus (vi) Bad Debt Write-Offs; plus (vii) SBIR Receivables; plus (viii) Employee Advances & Other Accounts; plus (ix) Total Inventory; minus (x) Inventory Reserve; plus (xi) Prepaid Insurance; plus (xii) Prepaid Other; plus (xiii) Prepaid Catalog; plus (xiv) Prepaid Royalties; plus (xv) Prepaids – Japan; plus (xvi) Prepaids – UK; plus (xvii) Intercompany Receivable Diagnostics, Net; provided, however, that no reserves reflected on such balance sheet shall be reduced or eliminated, except in the case of a reduction or elimination by reason of a payment or credit occurring in the ordinary course of business and consistent with past practice.

“Current Liabilities” as of 11:59 p.m. on the date immediately prior to the Closing Date shall mean the amount equal to the sum of the following line items as set forth in the balance sheet of the Company and its Subsidiaries to the extent they relate exclusively to the Research Products Business, each as of such date and as determined in accordance with this Agreement and GAAP applied on a basis consistent with the preparation of the Balance Sheet: (i) Total Accounts Payable – Trade; plus(ii) Misc Accruals (including UK/Japan plus Cenix Accruals); plus (iii) Accrued Payroll; plus (iv) Accrued Vacation Pay; plus (v) Accrued Bonus and Commission; plus (vi) Accrued Employee Benefits; plus (vii) Accrued Royalties; plus (viii)

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Sales & Use Taxes Payable; plus (ix) Accrued Personal Property Taxes; plus (x) Payroll Taxes Payable.

“Debt” means (a) all indebtedness of the Company and its Subsidiaries for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, all accrued and unpaid interest thereon, (b) all other indebtedness of the Company and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, including all accrued and unpaid interest thereon, and (c) all obligations of the Company and its Subsidiaries as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP. Debt shall include the current portion of Debt. Notwithstanding the foregoing, Debt shall not include accounts and obligations owed by the Company to any of its Subsidiaries or owed by a Subsidiary of the Company to the Company and/or one or more of its Subsidiaries.

“Debt Pay-Off Amount” has the meaning set forth in Section 2.10(a).

“DGCL” has the meaning set forth in the Recitals.

“Diagnostics Business” shall mean collectively, the divisions of the Company dedicated to human clinical diagnostics and therapeutics, and to providing related services.

“Disclosure Schedules” means the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Dissenting Shares” has the meaning set forth in Section 2.8(b).

“Divestiture” has the meaning set forth in the Recitals.

“D&O Indemnified Liabilities” has the meaning set forth in Section 5.3(a).

“D&O Indemnified Persons” has the meaning set forth in Section 5.3(a).

“DOJ” means the United States Department of Justice.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, restricted stock, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee, director or contractor of the Company or any member of the Aggregated Group maintained by any such entity.

“Employee Confidentiality and Inventions Agreement” has the meaning set forth in Section 3.1(s)(xiv).

“Employment and Noncompetition Agreement” has the meaning set forth in the Recitals.

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“Environmental Costs or Liabilities” means any losses or liabilities in connection with (a) any violation of any Environmental Laws or (b) a claim by any Person arising out of any exposure of any Person to Hazardous Substances, or the presence of Hazardous Substances on any property.

“Environmental Laws” means the Applicable Laws pertaining to the environment, environmental matters, natural resources, and health and safety (to the extent such Applicable Laws pertaining to health and safety relate to Hazardous Substances), including without limitation the following: (a) the CERCLA, (b) the Emergency Planning and Community Right to Know Act, as amended, (c) the Solid Waste Disposal Act, as amended, (d) the Clean Air Act, as amended, (e) the Clean Water Act, as amended, (f) the Toxic Substances Control Act, as amended, (g) the Occupational Safety and Health Act of 1970, as amended, (h) the Oil Pollution Act of 1990, as amended, (i) the Federal Hazardous Materials Transportation Law, as amended, (j) the International Air Transportation Association (IATA) and International Civil Aviation Organization (ICAO) Safe Transport of Dangerous Goods regulations, and (k) Nuclear Regulatory Commission (NRC) regulations, as each of these are in effect on the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESA Reports” has the meaning set forth in Section 7.2(h).

“Escrow Account” has the meaning set forth in the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the escrow agreement in substantially the form of Exhibit E entered into on or prior to the Closing by and among Parent, the Representative and the Escrow Agent.

“Escrow Amount” has the meaning set forth in Section 2.15(a).

“Estimated Balance Sheet” has the meaning set forth in Section 2.12.

“Estimated Working Capital” has the meaning set forth in Section 2.12.

“Exchange Account” has the meaning set forth in Section 2.11(a).

“Exchange Agent” means EquiServe Trust Company, N.A. or its affiliate Computershare Shareholder Services, Inc.

“Expiration Date” has the meaning set forth in Section 10.1(a).

“FASB” means the Financial Accounting Standards Board.

“FIN 45” has the meaning set forth in the definition of “Off-Balance Sheet Arrangement.”

“Final Working Capital” has the meaning set forth in Section 2.13(b).

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“Financial Statements” has the meaning set forth in Section 3.1(h)(i).

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Hazardous Substances” means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes and toxic substances as those or similar terms are defined under any Environmental Laws; (b) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) PCBs or PCB-containing materials or fluids; (d) radon; (e) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste, including medical wastes, regulated under any Environmental Law; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste and any natural gas, synthetic gas and any mixtures thereof; (g) any biological hazardous materials, including but not limited to blood, blood products, bodily fluids, tissues, or other similar materials which may contain potentially infectious materials; and (h) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Authority requires environmental investigation, monitoring or remediation.

“Houlihan Valuation” means the value ascribed to the Diagnostics Business by the valuation thereof to be prepared by Houlihan Lokey Howard & Zukin.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Information Statement” means an information statement including information regarding the Company, the terms of the Merger and this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 4.1(a) hereof.

“Intellectual Property” shall mean and includes all apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

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“Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) Trade Secret rights; (d) patents, utility models and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, continuations, continuations-in-part, divisions, reexaminations or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“Investor Rights Agreement” means the Investor Rights Agreement dated April 22, 2003 among the Company, the Preferred Stockholders, Matthew M. Winkler, Daniel Winkler 2000 Trust, John Winkler 2000 Trust and Joshua Winkler 2000 Trust.

“Key Employee” has the meaning set forth in the Recitals.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the following individuals after reasonable investigation: Chief Executive Officer, President, Chief Financial Officer, Chief Scientific Officer, Vice President of Business Development, General Counsel and Vice President of Research and Development of the Company; and (ii) with respect to Parent or Merger Subsidiary, the actual knowledge of the following individuals: Senior Vice President and President, Applied Biosystems Group; Senior Vice President and Chief Financial Officer; and Vice President and President, Molecular Biology Division of Applied Biosystems.

“Leased Real Property” means all of the real property leased, subleased or licensed to or by the Company or any of its Subsidiaries.

“Leases” has the meaning set forth in Section 3.1(l)(ii).

“Letter of Transmittal” has the meaning set forth in Section 2.11(b)(i).

“Liens” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Loan Agreement” means the Amended and Restated Credit Agreement dated as of July 31, 2004 between the Company and JPMorgan Chase Bank, as amended by that certain First Amendment dated June 30, 2005, and related General Security Agreement, Advancing Promissory Note Converting to a Term Note and Revolving Credit Note.

“Losses” means any and all claims, demands, suits, Proceedings, judgments, losses, damages, Taxes, Settlements, charges, penalties, and fees, costs and expenses (including reasonable attorneys’ fees and expenses) sustained, suffered or incurred by any Parent

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Indemnified Person in connection with, or related to, any matter which is the subject of indemnification under Article X; provided, however, that in computing the amount of any Losses for purposes of determining the liability of any Securityholder Indemnifying Person under Article X, the amount of any Losses in the form of consequential or punitive Losses and Losses for lost profits shall not be included in Losses for which a Parent Indemnified Person may seek indemnification under Article X, other than consequential and punitive Losses and Losses for lost profits actually paid to a third party that is not a Parent Indemnified Person pursuant to an Asserted Liability.

“Material Adverse Effect” means any change, circumstance, effect, event or fact that has, or could reasonably be expected to have, a material and adverse effect on the business, assets, financial condition, operations or financial performance of the Company and its Subsidiaries, taken as a whole; provided, however, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (a) a general deterioration in the economy or in the economic conditions prevalent in the industry in which the Company and its Subsidiaries operate that does not disproportionately affect the Company when compared to other companies in the industry, (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism, (c) the disclosure of the fact that Parent is the prospective acquirer of the Company, (d) the announcement or pendency of the transactions contemplated by this Agreement or any other Transaction Document, (e) the announcement or disclosure of the Company’s intention to review the possibility of selling itself, (f) any change in accounting requirements or principles imposed by the AICPA upon the Company, its Subsidiaries or their respective businesses or any change in Applicable Laws, or the interpretation thereof, (g) actions taken by Parent or any of its Affiliates, or (h) compliance with the terms of, or the taking of any action required by, this Agreement or any other Transaction Document.

“Material Contract” means:

(a) each Contract that is executory in whole or in part and that involves expenditures or receipts of the Company or any of its Subsidiaries for goods or services of an amount in excess of $250,000 after the date of this Agreement;

(b) each option, license or Contract of any kind relating to Intellectual Property that (i) individually resulted in payments to or from the Company during the fiscal year ended December 31, 2004 in an amount greater than $150,000 or that, during the current fiscal year, is reasonably expected by the Company to involve payments to or from the Company equal to or greater than $150,000 or (ii) if lost, impaired or terminated, would reasonably be expected to have a Material Adverse Effect on the business, properties or financial condition of the Company and its Subsidiaries taken as a whole (other than such agreements related to off-the-shelf software or shrink wrap licenses available to the general public at a cost of less than $100,000);

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(c)     each lease, rental or occupancy agreement, installment and conditional sale agreement, and any other Contract, in each case, affecting the ownership of, leasing of, title to or use of any Leased Real Property;

(d)     each joint venture, partnership or any other material Contract or agreement involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person;

(e)    each Contract containing covenants that (A) limit, or purport to limit, the ability of the Company, or, immediately following the Effective Time, Parent or any of Parent’s Affiliates or the Surviving Corporation to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) would by their terms purport to be binding upon or impose any obligation upon Parent or any of its Affiliates (other than the Surviving Corporation or its Subsidiaries), (C) contain any so called “most favored nation” provisions or any similar provision requiring the Company (or after the Merger, Parent or any of its Affiliates or, immediately after the Effective Time, the Surviving Corporation) to offer a third party terms or concessions (including levels of service or content offerings) at least as favorable as offered to one or more other parties or (D) provide for “exclusivity,” preferred treatment or any similar requirement or under which the Company is restricted, or which after the Closing would restrict Parent or any of its Affiliates, with respect to distribution, licensing, marketing, co-marketing or development;

(f)     each term employment Contract or agreement with any director, officer or employee of the Company or any of its Subsidiaries that requires “good cause” for termination;

(g)     the Loan Agreement and each other indenture, mortgage, promissory note or other agreement or commitment for the borrowing of money, for a line of credit or for any capital leases;

(h)     all agreements, Contracts or commitments currently in force relating to the licensing in, licensing out, disposition or acquisition by the Company after the date of this Agreement of a material amount of assets or operating business not in the ordinary course of business consistent with past practice or pursuant to which the Company has a material ownership interest;

(i)     all distribution, OEM (original equipment manufacturer) partnership, co branding, sponsorship, advertising or other similar agreements to which the Company is a party which provide for payments, or potential payments, by or to the Company; and

(j)     all other Contracts and arrangements, whether or not made in the ordinary course of business, which are material to the Company or the conduct of its business, or the absence of which would, individually or in the aggregate, have a Material Adverse Effect on the Company.

“Merger” has the meaning set forth in Section 2.1.

“Merger Subsidiary” has the meaning set forth in the Preamble.

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“Minimum Loss” has the meaning set forth in Section 10.3(a).

“NPL” has the meaning set forth in Section 3.1(o)(v).

“NPV” has the meaning set forth in Section 7.2(h).

“Objection Notice” has the meaning set forth in Section 2.13(b).

“Off-Balance Sheet Arrangement” means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Company is a party, under which the Company has:

(a)     Any obligation under a guarantee contract that has any of the characteristics identified in paragraph 3 of FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (November 2002) (“FIN 45”), as may be modified or supplemented, and that is not excluded from the initial recognition and measurement provisions of FIN 45 pursuant to paragraphs 6 or 7 of that Interpretation;

(b)     A retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets;

(c)     Any obligation, including a contingent obligation, under a Contract that would be accounted for as a derivative instrument, except that it is both indexed to the Company's own stock and classified in stockholders' equity in the Company's statement of financial position, and therefore excluded from the scope of FASB Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (June 1998), pursuant to paragraph 11(a) of that Statement, as may be modified or supplemented; or

(d)     Any obligation, including a contingent obligation, arising out of a variable interest (as referenced in FASB Interpretation No. 46, Consolidation of Variable Interest Entities (January 2003), as modified or supplemented through the date hereof) in an unconsolidated entity that is held by, and material to, the Company, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the Company;

provided that any contingent liabilities arising out of litigation, arbitration or regulatory actions are not considered to be “Off-Balance Sheet Arrangements.”

“Option Consideration” has the meaning set forth in Section 2.7.

“Optionholder” has the meaning set forth in Section 2.7.

“Options” means the collective reference to all options to purchase shares of Common Stock issued pursuant to the Stock Plans and any and all other options to purchase shares of Common Stock.

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“Outstanding Common Share” has the meaning set forth in Section 2.6(b).

“Outstanding Option” has the meaning set forth in Section 2.7.

“Outstanding Option Shares” means the number of shares of Common Stock issuable immediately prior to the Effective Time if the Outstanding Options were exercised immediately prior to the Effective Time (assuming that the vesting of all of the Outstanding Options is accelerated as set forth in Company Disclosure Schedule 2.7).

“Outstanding Preferred Shares” means the Outstanding Series A Preferred Shares and the Outstanding Series B Preferred Shares.

“Outstanding Series A Preferred Share” has the meaning set forth in Section 2.6(c).

“Outstanding Series B Preferred Share” has the meaning set forth in Section 2.6(d).

“Outstanding Shares” means the Outstanding Common Shares and the Outstanding Preferred Shares. For purposes of determining the Closing Per Share Merger Consideration, the Per Share Working Capital Distribution Amount and the Per Share Escrow Distribution Amount, the number of Outstanding Preferred Shares shall be calculated on an as-converted to Common Stock basis.

“Paid Company Transaction Costs” has the meaning set forth in Section 2.10(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure letter of even date with this Agreement from Parent to the Company delivered concurrently with the execution and delivery with this Agreement.

“Parent Indemnification Claim” has the meaning set forth in Section 10.2.

“Parent Indemnified Persons” means (a) Parent, (b) Merger Subsidiary, (c) the Surviving Corporation and each of its Subsidiaries, (d) with respect to the Persons set forth in clauses (a) through (c), each of their respective Affiliates, assigns and successors in interest, and (e) with respect to the Persons set forth in clauses (a) through (d), each of their respective securityholders, members, partners, directors, officers, employees, agents, attorneys and representatives.

“Pay-Off Letter” means the letter, and any updates thereto, to be sent by the Company’s lender under the Loan Agreement to Parent prior to Closing, which letter shall specify the aggregate amount of Debt that will be outstanding as of the Closing Date under the Loan Agreement and wire transfer information for such lender.

“Permitted Encumbrances” means (a) statutory Liens for current Taxes either (i) not yet due and payable or (ii) being contested in good faith by appropriate Proceedings, and for which adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on the Company's books with respect thereto, (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law arising or incurred in the ordinary

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course of business and consistent with past practices of the Company or any of its Subsidiaries for amounts that are not overdue and that do not materially detract from the value of the property subject thereto or materially interfere with the manner in which it is currently used, (c) in the case of leases of vehicles, rolling stock and other personal property, encumbrances that do not materially impair the operation of the business at the facility at which such leased equipment or other personal property is located, (d) zoning, entitlement, building, business licenses, use permits or other land use regulations imposed by any Governmental Authority having jurisdiction over the real property owned, leased or used by the Company which are not violated by the current or contemplated use and operation of such real property, and (e) restrictive covenants and easements of record that do not detract in any material respect from the value of the real property owned, leased or used by the Company and do not materially and adversely affect, impair or interfere with the occupancy, use or marketability of such real property which they encumber for the purposes for which it is currently used by the Company in connection with its business, (f) landlords’ liens in favor of landlords under the Leases with respect to the Leased Real Property, and (g) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of such landlords with respect to the Leased Real Property and to which the Leases with respect to the Leased Real Property are subordinate.

“Permitted Liens” has the meaning set forth in Section 3.1(n).

“Per Share Escrow Distribution Amount” means the quotient (rounded to the second decimal place) equal to (a) the total amount then held in the Escrow Account and for which no claim has been properly made and is outstanding pursuant to Article X, divided by (b) an amount equal to the sum of (i) the Outstanding Shares plus (ii) the Outstanding Option Shares.

“Per Share Working Capital Distribution Amount” means the quotient (rounded to the second decimal place) equal to (a) the total amount paid to the Exchange Agent in accordance with Section 2.14(a) or 2.14(b) of this Agreement, as applicable, divided by (b) an amount equal to the sum of (i) the Outstanding Shares plus (ii) the Outstanding Option Shares.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Preferred Stock” has the meaning set forth in Section 3.1(c).

“Preferred Stockholders” means the holders of shares of Preferred Stock.

“Premium Cap” has the meaning set forth in Section 5.3(c).

“Proceeding” has the meaning set forth in Section 3.1(j).

“Referee” has the meaning set forth in Section 2.13(b).

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

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“Related Party” has the meaning set forth in Section 3.1(v).

“Representative” means Matthew M. Winkler, and any successor representative appointed to act on his behalf.

“Research Products Business” shall mean the business of the Company other than the Diagnostics Business.

“Right of First Refusal Agreement” means the Right of First Refusal and Co-Sale Agreement dated April 22, 2003, by and among the Company, the Preferred Stockholders and Matthew M. Winkler.

“Securityholders” means, collectively, the Stockholders and the Optionholders.

“Securityholder Affiliates” means (a) the Securityholders, (b) each of the Securityholders’ respective Affiliates, assigns and successors in interest; and (c) with respect to the Persons set forth in clauses (a) and (b), each of their respective securityholders, members, partners, directors, officers, employees, agents, attorneys and representatives.

“Series A Preferred Stock” has the meaning set forth in Section 3.1(c).

“Series A Preferred Stockholders” means the holders of the Series A Preferred Stock.

“Series B Preferred Stock” has the meaning set forth in Section 3.1(c).

“Series B Preferred Stockholders” means the holders of the Series B Preferred Stock.

“Settlement” or “Settled” means the occurrence of any of the following events (or a combination thereof): (a) an oral or written agreement in principle on financial arrangements with the relevant Governmental Authorities; (b) a written settlement agreement with the relevant Governmental Authorities; (c) receipt of a closed file or cold comfort letter describing the government’s present intention not to pursue the matter; or (d) a court or administrative ruling constituting final action in the matter.

“Side Letter” means that certain Side Letter Agreement dated April 22, 2003 among the Company and the Stockholders named therein.

“Signing Stockholder Consent” has the meaning set forth in Section 4.11.

“Stockholder Notice” has the meaning set forth in Section 4.1(b).

“Stockholder Written Consent” has the meaning set forth in Section 4.11.

“Stockholders” means the Common Stockholders and the Preferred Stockholders.

“Stock Plans” means the Ambion, Inc. Employee Stock Purchase Plan, the Ambion, Inc. 2000 Stock Incentive Plan and the Ambion, Inc. 1995 Stock Option Plan.

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“Subsidiary” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of such Person).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Taxes” means (i) taxes, charges, fees, imposts, levies, or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Authority, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i), and (iii) any successor or transferee liability in respect of any items described in clauses (i) and/or (ii).

“Termination Date” has the meaning set forth in Section 9.1(b)(iii).

“Trade Secrets” means all trade secrets under Applicable Laws and all other know-how and confidential or proprietary information that provide Company or any of its Subsidiaries with advantages over competitors that do not know or use it.

“Transaction Documents” means, collectively, this Agreement and each other agreement, document and instrument required to be executed in accordance herewith.

“Uhy Valuation” means the value ascribed to the Diagnostics Business by the valuation thereof to be prepared by Uhy Mann Frankfurt Stein & Lipp Advisors, LP.

“Voting Agreement” means the Voting Agreement dated April 22, 2003 among the Company, Matthew M. Winkler and the Preferred Stockholders.

“Working Capital” as of any specific date shall mean the amount equal to the Current Assets of the Company minus the Current Liabilities of the Company, each as determined as of such specific date. An example of the Company’s balance sheet reflecting the items to include in Working Capital is attached hereto as Exhibit F.

“Working Capital Escrow Account” has the meaning set forth in the Escrow Agreement.

“Working Capital Escrow Amount” has the meaning set forth in Section 2.15(a).

“Working Capital Target” means $13,700,000.

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ARTICLE II
THE MERGER

2.1      Merger.     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company (the “Merger”) in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL. Following the Merger, the Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of Merger Subsidiary shall cease.

2.2     Effective Time.     As a part of the Closing, the Company, Parent and Merger Subsidiary shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL. The Merger shall become effective 11:59 p.m. Eastern Time on the date the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the “Effective Time”).

2.3     Effects of the Merger.     At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all Debts, liabilities, obligations and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.4     Certificate of Incorporation and Bylaws.     The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation as of the Effective Time, until duly amended in accordance with Applicable Laws.

2.5     Directors and Officers.     The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time.

2.6     Conversion of Outstanding Shares.     At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a)     Each share of common stock, par value $.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock, par value $.01 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(b)     Each share of Common Stock (other than Dissenting Shares) outstanding immediately prior to the Effective Time (each, an “Outstanding Common Share” and collectively, the “Outstanding Common Shares”), (i) shall be converted into the right to

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receive (A) at the Effective Time, the Closing Per Share Merger Consideration, payable (in accordance with Section 2.11) in cash to the holder thereof, without interest thereon, (B) on each date any amounts are paid to the Exchange Agent pursuant to Section 2.14 of this Agreement, the Per Share Working Capital Distribution Amount, if any, payable in cash to the holder thereof, without interest thereon, pursuant to this Agreement and the Escrow Agreement, and (C) the Per Share Escrow Distribution Amount, if any, payable in cash to the holder thereof, without interest thereon, pursuant to this Agreement and the Escrow Agreement, and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist.

(c)     Each share of Series A Preferred Stock (other than Dissenting Shares) outstanding immediately prior to the Effective Time (each, an “Outstanding Series A Preferred Share” and collectively, the “Outstanding Series A Preferred Shares”) (i) shall be converted into the right to receive (A) at the Effective Time, an amount equal to the product of (1) the Closing Per Share Merger Consideration, multiplied by (2) the number of shares of Common Stock into which such Outstanding Series A Preferred Share is convertible as of immediately prior to the Effective Time, payable (in accordance with Section 2.11) in cash to the holder thereof, without interest thereon, (B) on each date any amounts are paid to the Exchange Agent pursuant to Section 2.14 of this Agreement, an amount equal to the product of (1) the Per Share Working Capital Distribution Amount, multiplied by (2) the number of shares of Common Stock into which such Outstanding Series A Preferred Share is convertible as of immediately prior to the Effective Time, if any, payable in cash to the holder thereof, without interest thereon, pursuant to this Agreement and the Escrow Agreement, and (C) an amount equal to the product of (1) the Per Share Escrow Distribution Amount, multiplied by (2) the number of shares of Common Stock into which such Outstanding Series A Preferred Share is convertible as of immediately prior to the Effective Time, if any, payable in cash to the holder thereof, without interest thereon, pursuant to this Agreement and the Escrow Agreement, and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist.

(d)     Each share of Series B Preferred Stock (other than Dissenting Shares) outstanding immediately prior to the Effective Time (each, an “Outstanding Series B Preferred Share” and collectively, the “Outstanding Series B Preferred Shares”) (i) shall be converted into the right to receive (A) at the Effective Time, an amount equal to the product of (1) the Closing Per Share Merger Consideration, multiplied by (2) the number of shares of Common Stock into which such Outstanding Series B Preferred Share is convertible as of immediately prior to the Effective Time, payable (in accordance with Section 2.11) in cash to the holder thereof, without interest thereon, (B) on each date any amounts are paid to the Exchange Agent pursuant to Section 2.14 of this Agreement, an amount equal to the product of (1) the Per Share Working Capital Distribution Amount, multiplied by (2) the number of shares of Common Stock into which such Outstanding Series B Preferred Share is convertible as of immediately prior to the Effective Time, if any, payable in cash to the holder thereof, without interest thereon, pursuant to this Agreement and the Escrow Agreement, and (C) an amount equal to the product of (1) the Per Share Escrow Distribution Amount, multiplied by (2) the number of shares of Common Stock into which such Outstanding Series B Preferred Share is convertible as of immediately prior to the Effective Time, if any, payable in cash to the holder thereof, without interest thereon, pursuant to this Agreement and the Escrow

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Agreement, and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist.

(e)     Each share of Common Stock held in the treasury of the Company or by any of the Company’s Subsidiaries immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

2.7     Treatment of Options.     Prior to the Closing, the Company shall give notice in writing to each holder of an Option (each an “Optionholder” and collectively, the “Optionholders”) outstanding immediately prior to the Effective Time (each an “Outstanding Option” and collectively, the “Outstanding Options”) that (a) the vesting of Outstanding Options shall be accelerated immediately prior to the Effective Time as set forth on Company Disclosure Schedule 2.7 and (b) notwithstanding anything to the contrary in the Stock Plans or in any stock option agreement, each Outstanding Option shall be deemed to have been exercised to the extent vested immediately prior to the Effective Time and converted into the right to receive (i) at the Effective Time, an amount equal to the product of (A) the number of shares of Common Stock previously issuable immediately prior to the Effective Time if such Outstanding Option were exercised immediately prior to the Effective Time, multiplied by (B) the excess of (1) the Closing Per Share Merger Consideration over (2) the exercise price per share of Common Stock previously issuable pursuant to such Outstanding Option (the “Option Consideration”), payable (in accordance with Section 2.11) in cash to the holder thereof, (ii) on each date any amounts are paid to the Exchange Agent pursuant to Section 2.14 of this Agreement, an amount equal to the product of (A) the Per Share Working Capital Distribution Amount, multiplied by (B) the number of shares of Common Stock previously issuable immediately prior to the Effective Time if such Outstanding Option were exercised immediately prior to the Effective Time, payable in cash to the holder thereof, without interest thereon, pursuant to this Agreement and the Escrow Agreement, and (iii) an amount equal to the product of (A) the Per Share Escrow Distribution Amount, if any, multiplied by (B) the number of shares of Common Stock previously issuable immediately prior to the Effective Time if such Outstanding Option were exercised immediately prior to the Effective Time, payable in cash to the holder thereof, without interest thereon, pursuant to this Agreement and the Escrow Agreement. The Company shall take such actions, including amending the Stock Plans and stock option agreements, as may be required to facilitate the foregoing.

2.8      Dissenters’ Rights.

(a)      As soon as reasonably practicable following the execution of this Agreement, the Company shall provide each record holder of Common Stock, Series A Preferred Stock, and/or Series B Preferred Stock, who shall not have signed the Signing Stockholder Consent, with notice of such holder’s appraisal rights pursuant to Section 262(d)(2) of the DGCL. The Company shall give Parent prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company from any Stockholders, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in connection therewith. Not later than ten days following the date on which the Effective Time occurs, Parent and the Surviving Corporation shall provide notice of the Effective Time to each Stockholder who has neither voted in favor

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of the Merger nor consented thereto in writing and has not withdrawn or lost the right to the appraisal pursuant to Section 262 of the DGCL.

(b)      Notwithstanding any provision of this Agreement to the contrary, no Outstanding Shares that are held immediately prior to the Effective Time by holders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded and perfected the right, if any, for appraisal of such Outstanding Shares in accordance with the provisions of Section 262 of the DGCL and have not withdrawn or lost such right to appraisal (collectively, the “Dissenting Shares”) shall be converted into or represent a right to receive the Closing Per Share Merger Consideration, or any other consideration pursuant to Section 2.6, but the holder of such Dissenting Shares shall only be entitled to such appraisal rights as are granted by the DGCL and payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and Section 2.11(h). If a holder of Outstanding Shares who demands appraisal of such Outstanding Shares under the DGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal with respect to such Outstanding Shares, then, as of the occurrence of such withdrawal or loss, each such Outstanding Share shall be deemed to have been converted into and represent only the right to receive, in accordance with Sections 2.6 and 2.11, the Closing Per Share Merger Consideration, the Per Share Working Capital Distribution Amount and the Per Share Escrow Distribution Amount.

2.9      Closing of Transfer Books.      From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Stock or Preferred Stock shall thereafter be made. From and after the Effective Time, the holders of Certificates evidencing ownership of Outstanding Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Outstanding Shares, except as otherwise provided for in this Agreement or by Applicable Law.

2.10      Closing Payments.      At the Closing, Parent shall pay or cause to be paid the following amounts by wire transfers of immediately available funds:

(a)      Parent shall pay or cause to be paid to the lender under the Loan Agreement, to an account designated by such lender in writing, the amount of Debt specified in the Pay-Off Letter (the “Debt Pay-Off Amount”);

(b)      Parent shall deposit or cause to be deposited the Working Capital Escrow Amount and the Escrow Amount with the Escrow Agent; and

(c)     Parent shall pay or cause to be paid all Company Transaction Costs that remain outstanding as of the Closing Date to such account or accounts as are designated by the Company in accordance with Section 4.9 (collectively, the sum of such payments for all payees of Company Transaction Costs being hereinafter referred to as the “Paid Company Transaction Costs”); and

(d)     Parent shall deposit or cause to be deposited with the Exchange Agent for payment to the Securityholders through the Exchange Agent in accordance with this Article II an amount equal to (i) the Closing Merger Consideration, minus (ii) the amount of

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the Closing Merger Consideration, if any, that is concurrently paid directly by Parent to any Securityholder at Closing.

2.11     Payment

(a)     The funds received by the Exchange Agent pursuant to Sections 2.10(d), 2.14 and 2.15 of this Agreement and Article X and the Escrow Agreement shall be deposited by the Exchange Agent in an account (the “Exchange Account”) established for the benefit of the Securityholders. The Exchange Agent shall pay:

(i)     out of the Exchange Account, to each Common Stockholder holding a Certificate that immediately prior to the Effective Time represented Outstanding Common Shares, (A) as soon as reasonably practicable upon receipt by the Exchange Agent of a completed and duly executed Letter of Transmittal and the Certificate, an amount equal to the product of (1) the number of Outstanding Common Shares previously represented by such Certificate, multiplied by (2) the Closing Per Share Merger Consideration, and (B) in accordance with the terms of this Agreement, the other consideration described in Section 2.6(b);

(ii)     out of the Exchange Account, to each Series A Preferred Stockholder holding a Certificate that immediately prior to the Effective Time represented Outstanding Series A Preferred Shares, (A) as soon as reasonably practicable upon receipt by the Exchange Agent of a completed and duly executed Letter of Transmittal and the Certificate, an amount equal to the product of (1) the number of Outstanding Common Shares into which the Outstanding Series A Preferred Shares previously represented by such Certificate could have been converted immediately prior to the Effective Time, multiplied by (2) the Closing Per Share Merger Consideration for such shares and (B) in accordance with the terms of this Agreement, the other consideration described in Section 2.6(c);

(iii)     out of the Exchange Account, to each Series B Preferred Stockholder holding a Certificate that immediately prior to the Effective Time represented Outstanding Series B Preferred Shares, (A) as soon as reasonably practicable upon receipt by the Exchange Agent of a completed and duly executed Letter of Transmittal and the Certificate, an amount equal to the product of (1) the number of Outstanding Common Shares into which the Outstanding Series B Preferred Shares previously represented by such Certificate could have been converted immediately prior to the Effective Time, multiplied by (2) the Closing Per Share Merger Consideration for such shares and (B) in accordance with the terms of this Agreement, the other consideration described in Section 2.6(d);

(iv)     out of the Exchange Account, to each Optionholder, as soon as reasonably practicable upon receipt by the Exchange Agent of a completed and duly executed Letter of Transmittal, an amount equal to the aggregate Option Consideration for the Outstanding Options surrendered pursuant to the Letter of Transmittal.

(b)     As soon as reasonably practicable after the Effective Time, Parent shall cause to be delivered:

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(i)     to each record holder of Common Stock or Preferred Stock (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be substantially in the form attached as Exhibit G hereto (the “Letter of Transmittal”) and (B) instructions for effecting the surrender of such Certificates in exchange for the consideration such Common Stockholder or Preferred Stockholder has the right to receive pursuant to Sections 2.6 and 2.11(a)(i), (a)(ii) or (a)(iii), as applicable; and

(ii)     to each holder of an Option (A) a Letter of Transmittal and (B) instructions for effecting the surrender of such Option in exchange for the consideration such Optionholder has the right to receive pursuant to Sections 2.7 and 2.11(a)(iv).

(c)     Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Securityholder pursuant to this Article II any amounts as the Surviving Corporation or Parent, as the case may be, is required to deduct and withhold with respect to payment under any provision of federal, state or local income Tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Securityholders in respect of which the Surviving Corporation or the Parent, as the case may be, made such deduction or withholding. No interest shall accrue or be paid on the cash payable upon the delivery of Certificates or Letters of Transmittal.

(d)     The Exchange Agent will, as soon as reasonably practicable upon receipt thereof, deliver to the Surviving Corporation surrendered Certificates received by it, and, within five Business Days after the 270th day following the Closing Date, return to the Surviving Corporation any portion of the consideration remaining to be paid to Securityholders pursuant to this Article II who have not yet surrendered their Certificates or Letters of Transmittal, as the case may be, and any other funds in the Exchange Account which are to be distributed to Securityholders. Any Securityholders shall thereafter be entitled to look only to Parent and the Surviving Corporation for payment of their claims for the consideration set forth in Sections 2.6 and 2.7 and in this Section 2.11, without interest thereon.

(e)     None of Parent, Merger Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash, dividends or distributions from the Exchange Account properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates or Letters of Transmittal shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any consideration payable to Securityholders pursuant to this Article II in respect of such Certificate or Letter of Transmittal would otherwise escheat to or become the property of any Governmental Authority), any such cash, dividends or distributions payable in respect of such Certificate or Letter of Transmittal shall, to the extent permitted by Applicable Law, become property of the Surviving Corporation, free and clear of all Liens of any Person previously entitled thereto.

(f)     If any portion of the consideration pursuant to this Article II is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it

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shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(g)     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, agreeing to indemnify Parent against any claim that may be made against it with respect to such Certificate, the Parent or the Exchange Agent, as applicable, will issue in exchange for such lost, stolen or destroyed Certificate the consideration otherwise payable pursuant to this Article II.

(h)     Any amounts paid to the Exchange Agent for the benefit of a Securityholder that is attributable to a Dissenting Share shall be available to pay the fair value of such Dissenting Share for which appraisal rights are perfected pursuant to Section 262 of the DGCL. With respect to any amounts received by the Representative for the benefit of a Securityholder pursuant to this Agreement that are attributable to a Dissenting Share, such amounts shall be paid by the Representative to the Exchange Agent (or, after the 270th day following the Closing Date, to the Surviving Corporation) for distribution to the holder thereof in accordance with Sections 2.6, 2.8 and 2.11 following the first to occur, with respect to such Dissenting Share, of either (i) the withdrawal of or loss of the right to appraisal pursuant to Section 262 of the DGCL or (ii) the perfection of appraisal rights pursuant to Section 262 of the DGCL.

2.12     Working Capital Estimate.     No later than three Business Days before the Closing Date, the Company shall deliver to Parent (a) an estimated balance sheet of the Company and its consolidated Subsidiaries, which estimated balance sheet reflects estimated balances as of 11:59 p.m. on the date immediately prior to the Closing Date (except as otherwise contemplated by this Agreement) (the “Estimated Balance Sheet”), which shall set forth a good faith estimate of the amount of Working Capital (including the balances of each line item included within the definition of Current Assets and Current Liabilities and calculated prior to the application of any payments to be made under Section 2.10) as of 11:59 p.m. on the date immediately prior to the Closing Date (“Estimated Working Capital”) and (b) a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that Estimated Working Capital has been determined in good faith in accordance with the Company’s accounting policies and this Agreement. The Estimated Balance Sheet shall be prepared by the Company in accordance with this Agreement and GAAP applied in a manner consistent with the preparation of the Balance Sheet, except as otherwise contemplated by this Agreement.

2.13     Working Capital Determination.

(a)     As promptly as practicable after the Closing Date (but in no event later than 45 days after the Closing Date), the Surviving Corporation shall prepare and deliver to the Representative a balance sheet of the Surviving Corporation and its consolidated Subsidiaries which shall be reviewed by PricewaterhouseCoopers, (the “Closing Balance Sheet”), which shall set forth the amount of Working Capital (including the balances of each

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line item included within the definition of Current Assets and Current Liabilities) as of 11:59 p.m. on the date immediately prior to the Closing Date (“Closing Working Capital”). The Closing Balance Sheet shall be prepared in accordance with this Agreement and GAAP applied in a manner consistent with the preparation of the Balance Sheet, except as otherwise contemplated by this Agreement. Following the delivery of the Closing Balance Sheet to the Representative, Parent and the Surviving Corporation shall afford the Representative and its representatives the opportunity to examine the Closing Balance Sheet and such supporting schedules, analyses, workpapers, including the underlying records or documentation as are reasonably necessary and appropriate to verify the amounts reflected in the Closing Balance Sheet. Parent and the Surviving Corporation shall cooperate fully and promptly with the Representative and its representatives in such examination, including providing answers to questions asked by the Representative and its representatives, and Parent and the Surviving Corporation shall promptly make available to the Representative and its representatives any records under Parent’s or the Surviving Corporation’s reasonable control that are requested by the Representative and its representatives.

(b)     If within 45 days following delivery of the Closing Balance Sheet to the Representative, the Representative has not delivered to Parent written notice (the “Objection Notice”) of its objections to the Closing Balance Sheet (such Objection Notice must contain a statement describing in reasonable detail the basis of such objections), then Closing Working Capital as set forth in such Closing Balance Sheet shall be deemed final and conclusive and shall be “Final Working Capital.” If the Representative delivers the Objection Notice within such 45-day period, then Parent and the Representative shall endeavor in good faith to resolve the objections, for a period not to exceed 15 days from the date of delivery of the Objection Notice. If at the end of the 15-day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to a “big four” accounting firm to be selected jointly by the Representative and Parent within the following five days or, if the Representative and Parent are unable to mutually agree within such five-day period, such accounting firm shall be KPMG (such jointly selected accounting firm or KPMG, the “Referee”). The Referee shall determine Final Working Capital within 30 days after the objections that remain in dispute are submitted to it. If any remaining objections are submitted to the Referee for resolution, (i) each party shall furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may request and are available to that party or its Subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee, (ii) to the extent that a value has been assigned to any objection that remains in dispute, the Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party, (iii) the determination by the Referee of Final Working Capital, as set forth in a written notice delivered to both parties and the Escrow Agent by the Referee, shall be made in accordance with this Agreement and shall be binding and conclusive on the parties and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof, and (iv) 50% of the fees and expenses of the Referee shall be paid by the Surviving Corporation and the remaining 50% of the fees and expenses of the Referee shall be paid out of the Escrow Amount.

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2.14     Working Capital Escrow Distributions.

(a)     If the amount of the Closing Working Capital is timely disputed by the Representative, and the amount of the Closing Working Capital is greater than the amount of the Estimated Working Capital, and the Estimated Working Capital is less than Working Capital Target, then an amount equal to the difference between the Closing Working Capital and the Estimated Working Capital shall be released as soon as reasonably practicable from the Working Capital Escrow Account (as defined in the Escrow Agreement) and paid to the Exchange Agent.

(b)     If the Estimated Working Capital is greater than the Final Working Capital, then the amount of such excess shall be released promptly from the Working Capital Escrow Account and, to the extent necessary, from the Escrow Account and paid to Parent with any remaining portion of the Working Capital Escrow Amount being released and paid to the Exchange Agent. If the Final Working Capital is greater than the Estimated Working Capital, then Parent and the Surviving Corporation shall immediately tender payment of such difference to the Exchange Agent and the Working Capital Escrow Amount shall be released and paid to the Exchange Agent. The right of Parent to receive funds from the Working Capital Escrow Account and the Escrow Account shall be the sole and exclusive remedy of Parent and the Surviving Corporation in the event that the Estimated Working Capital is greater than the Final Working Capital. Each distribution to the Exchange Agent pursuant to this Section 2.14 shall be for the benefit of the Securityholders and for distribution in accordance with Section 2.11.

2.15     Escrow.

(a)     On or prior to the Closing, the Representative, Parent and the Escrow Agent shall enter into the Escrow Agreement. $17,500,000 (including all interest, dividends, and other income earned thereon) (the “Escrow Amount”) shall be deposited in escrow at Closing pursuant to Section 2.10(b) and shall be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement. The Escrow Amount shall be used solely to satisfy Losses, if any, for which the Parent Indemnified Persons are entitled to indemnification or reimbursement pursuant to Article X. An amount equal to $1,000,000 (including all interest, dividends, and other income earned thereon) (the “Working Capital Escrow Amount”) shall be deposited in escrow at Closing and shall be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement. The Working Capital Escrow Amount shall be used solely to satisfy the payment obligations set forth in Section 2.14.

(b)     Instructions to Escrow Agent.

(i)      The Representative and Parent covenant and agree to jointly instruct the Escrow Agent in writing, (A) as soon as reasonably practicable after delivery of the Objection Notice, to make any disbursement required by Section 2.14(a), (B) as soon as reasonably practicable after the determination of the Final Working Capital to make disbursements required by Section 2.14(b), and (C) as soon as reasonably practicable after the determination by the Referee of Final Working Capital to release, if applicable, to the Referee out of the Escrow Amount the amount of 50% of the fees and expenses of the Referee.

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(ii)     Subject to the right to contest Parent Indemnification Claims as provided in Section 3.2 of the Escrow Agreement, the Representative covenants and agrees that at any time the Securityholders are obligated to indemnify a Parent Indemnified Person for Parent Indemnification Claims under Article X, if requested by Parent, the Representative shall execute and deliver to the Escrow Agent joint written instructions with Parent to release to the Parent Indemnified Person such portion of the Escrow Amount as is necessary to satisfy the Securityholders’ indemnification obligations for Parent Indemnification Claims under Article X.

(iii)     Subject to the limitations set forth in Section 10.4(f), Parent covenants and agrees that at any time the Representative requests (A) payment of the fees, costs and expenses of the Representative’s legal counsel and experts (including expert witnesses), consultants and other representatives engaged by it in connection with (1) the Representative’s assumption of the defense of an Asserted Liability pursuant to Section 10.4, on behalf of the Securityholder Indemnifying Persons, or (2) the Representative’s participation in the defense of an Asserted Liability pursuant to Section 10.4, on behalf of the Securityholder Indemnifying Persons, (B) payment of the costs and expenses of the Parent Indemnified Person, if any, that the Representative on behalf of the Securityholder Indemnifying Persons becomes obligated to pay pursuant to the last sentence of Section 10.4(b), or (C) without duplication of the fees, costs and expenses described in Sections 2.15(b)(iii)(A) and 2.15(b)(iii)(B), reimbursement or payment for any reasonable out-of-pocket fees and expenses incurred by the Representative in connection with exercising its rights or performing its duties under the Merger Agreement or the Escrow Agreement, in each case, Parent shall execute and deliver to the Escrow Agent joint written instructions with the Representative to release to (or at the direction of) the Representative such portion of the Escrow Amount as is necessary to pay such fees, costs and expenses. The Representative shall provide Parent with documentation reasonably substantiating the amount of such fees, costs and expenses each time that it so requests payment.

(iv)     Parent covenants and agrees that at any time the Securityholder Indemnifying Persons are obligated to pay the fees, costs and expenses of separate counsel to a Parent Indemnified Person pursuant to the last sentence of Section 10.4(c), if requested by the Representative, Parent shall execute and deliver to the Escrow Agent joint written instructions with the Representative to release to such legal counsel such portion of the Escrow Amount as is necessary to pay such fees, costs and expenses. Parent shall provide the Representative with documentation reasonably substantiating the amount of such fees, costs and expenses each time that Parent or another Parent Indemnified Person requests payment therefor pursuant to Section 10.4(c).

(c)     Disbursements Out of Escrow Amount.     The Representative shall pay any amounts received by it out of the Escrow Amount to the Securityholders in accordance with Sections 2.6, 2.7 and 2.11; provided, however, that, in lieu thereof and in satisfaction of the Representative’s obligations to the Securityholders in respect of any amounts to be distributed from the Escrow Amount, the Representative may remit such amount to, or direct the Escrow Agent to remit such amounts otherwise distributable to the Representative to, the Exchange Agent for distribution to the Securityholders in accordance with Sections 2.6, 2.7 and 2.11.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1      Representations and Warranties of the Company.     Except as set forth on the Company Disclosure Schedule, as of the date of this Agreement and as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date), the Company represents and warrants to Parent and the Merger Subsidiary as follows:

(a)     Organization, Good Standing and Other Matters.

(i)     Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation, partnership or limited liability company in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not be reasonably likely to have a Material Adverse Effect. All Subsidiaries of the Company, their respective jurisdictions of incorporation or organization and their respective jurisdictions where qualified to do business are set forth on Company Disclosure Schedule 3.1(a)(i).

(ii)     The Company has no Subsidiaries except for the entities identified in Company Disclosure Schedule 3.1(a)(i). Neither the Company nor any of its Subsidiaries owns any controlling interest in any entity and, except for the financial interests identified in Company Disclosure Schedule 3.1(a)(ii), neither the Company nor any of its Subsidiaries owns, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Person. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make any future investment in or capital contribution to any Person. Neither the Company nor any of its Subsidiaries has guaranteed or is responsible or liable for any obligation of any of the Persons in which it owns or has owned any equity or other financial interest. Neither the Company nor any of its Stockholders has ever approved, or commenced any Proceeding or made any election contemplating, the dissolution or liquidation of the Company’s business or affairs.

(b)     Certificate of Incorporation and Bylaws; Records.     The Company has delivered to Parent accurate and complete copies of: (i) the certificate of incorporation and bylaws, including all amendments thereto of the Company and each of its Subsidiaries; (ii) the stock records of the Company and each of its Subsidiaries; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Stockholders of the Company and each of its Subsidiaries, the board of directors of the Company and each of its Subsidiaries and all committees of the board of directors of the Company and each of its Subsidiaries (the items described in (i), (ii) and (iii) above, collectively, the “Company Constituent Documents”). There have been no formal meetings or other proceedings of the Stockholders of the Company, the board of directors of the Company or its Subsidiaries or any committee of the board of directors of the Company or its Subsidiaries that are not fully reflected in the minutes

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of the Company. There has not been any violation of the Company Constituent Documents, and neither the Company nor any of its Subsidiaries has taken any action that is inconsistent in any material respect with the Company Constituent Documents. The books of account, stock records, minute books and other records of the Company and each of its Subsidiaries are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with Applicable Laws and prudent business practices.

(c)     Capitalization of the Company.      As of the date of this Agreement, the authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, par value $0.01 per share, and 4,504,330 shares of preferred stock, par value $0.01 per share, 2,337,663 shares of which are designated as Series A Preferred Stock (the “Series A Preferred Stock”), and 2,166,667 shares of which are designated as Series B Preferred Stock (the “Series B Preferred Stock” and, collectively with the Series A Preferred Stock, the “Preferred Stock”). As of the date of this Agreement, (i) 46,816,429 shares of Common Stock are issued and outstanding, (ii) 618,174 shares of Common Stock are held by the Company in treasury; (iii) 1,582,794 shares of Series A Preferred Stock are issued and outstanding, (iv) 754,869 shares of Series A Preferred Stock are held by the Company in treasury, and (v) 1,861,763 shares of Series B Preferred Stock are issued and outstanding. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company’s Stockholders may vote are issued or outstanding. All outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar rights. All outstanding shares of Common Stock and Preferred Stock have been issued in compliance with (x) all applicable securities laws and other Applicable Laws and (y) all requirements set forth in the Company Constituent Documents and applicable Contracts. Except as set forth above, as of the date of this Agreement, there are outstanding (A) no shares of capital stock or other voting securities of the Company, (B) no securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of the Company, and (C) no options, warrants, calls, rights, commitments or agreements to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company. Company Disclosure Schedule 3.1(c) identifies for each non-U.S. Stockholder, such Stockholder’s country of residence and the number of Outstanding Shares held by such Stockholder.

(d)     Options.     As of the date of this Agreement, 10,450,000 shares of Common Stock are reserved for issuance under the Stock Plans (of which 9,597,106 shares of Common Stock are subject to outstanding Options granted under the Stock Plans and as of December 2, 2005, $50,247 has been contributed by employees under the Ambion, Inc. Employee Stock Purchase Plan for the purchase of shares of Common Stock). Included in Company Disclosure Schedule 3.1(d) is a correct and complete list, as of the date hereof, of all Outstanding Options or other rights to purchase or receive shares of Common Stock granted under the Stock Plans or otherwise, and, for each such Option or other right (i) the number of shares of Common Stock subject thereto, (ii) the date of grant, (iii) the expiration date, (iv) the exercise price thereof, and (v) the number of

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shares of Common Stock subject thereto, (ii) the date of grant, (iii) the expiration date, (iv) the exercise price thereof, and (v) the number of shares in which the Option has vested. All Outstanding Options have been granted in compliance with (x) all applicable securities laws and other Applicable Laws and (y) all requirements set forth in the Company Constituent Documents and applicable Contracts. Company Disclosure Schedule 3.1(d) identifies for each non-U.S. Optionholder, such Optionholder’s country of residence and the number of Outstanding Option Shares held by such Optionholder.

(e)     Capitalization of the Subsidiaries.     As of the date of this Agreement, the authorized capital stock or other voting securities and the issued and outstanding capital stock or other voting securities of each Subsidiary of the Company is listed on Company Disclosure Schedule 3.1(e). The Company directly or indirectly is the record and beneficial owner of all issued and outstanding shares of capital stock or other voting securities of each such Subsidiary and such ownership is free and clear of all Liens. Each outstanding share of capital stock or other voting securities of each such Subsidiary is duly authorized, validly issued, fully paid and nonassessable and no shares of capital stock or other voting securities of any such Subsidiary have been issued in violation of any preemptive or similar rights. No shares of capital stock or other voting securities of any such Subsidiary are reserved for issuance, and there are no Contracts, agreements, commitments or arrangements obligating any such Subsidiary to issue, deliver, sell, purchase, redeem or acquire, cause to be issued, delivered, sold, purchased, redeemed or acquired, any shares of capital stock or other voting securities, or obligating any such Subsidiary to grant, extend or enter into any option, warrant, call, right, commitment or agreement of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock or other voting securities of such Subsidiary.

(f)     Authority.     The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated herein or therein have been duly and validly authorized by all necessary corporate action on the part of the Company. The Board of Directors of the Company has at a meeting or by unanimous written consent of the directors, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company’s Stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) recommended that this Agreement and the transactions contemplated hereby be approved and adopted by the Common Stockholders, the Series A Preferred Stockholders and the Series B Preferred Stockholders, voting together as a single class on an as-converted to Common Stock basis and by the Series B Preferred Stockholders voting together as a separate class. The Stockholder vote set forth in the preceding sentence is the only vote of Stockholders of the Company necessary to approve and adopt this Agreement under the DGCL, the Company Constituent Documents and any other Contract to which such Stockholders or the Company is a party. No other proceedings on the part of the Company or the Stockholders are necessary to authorize this Agreement and the other Transaction Documents to which the Company is a party, perform its obligations hereunder or thereunder or for the Company to consummate the transactions contemplated

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herein and therein. This Agreement and each of the other Transaction Documents to which the Company is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by the Company and, assuming that this Agreement and the other Transaction Documents to which the Company is a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a Proceeding at law or in equity).

(g)     No Conflict; Required Filings and Consents.     The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation by the Company of the transactions contemplated herein and therein will not, (i) violate, conflict with, or result in any breach of any provision of the Company’s Certificate of Incorporation or Bylaws, or its Subsidiaries’ respective certificates of incorporation or bylaws, or other similar organizational documents, (ii) except for Material Contracts set forth on, or incorporated by reference into, Company Disclosure Schedule 3.1(q) with an asterisk, if any, violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any Material Contract, or give rise to or result in a right or option of any third party to such Material Contract to terminate any such Material Contract or provide any third party with a remedy or right to accelerate any performance under or otherwise modify any such Material Contract, or (iii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law binding upon the Company or any of its Subsidiaries or by which or to which a material portion of the Company’s or any of its Subsidiaries’ respective assets is bound. No Consent of any Governmental Authority is required by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party or the consummation by the Company of the transactions contemplated herein or therein, except for (A) the filing of a pre-merger notification and report form by the Company under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, and (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(h)     Financial Statements.

(i)     The Company has furnished or made available to Parent copies of (A) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2004, 2003 and 2002, together with the audited consolidated statements of operations, cash flows and stockholders’ equity of the Company and its Subsidiaries for the years then ended, and the related notes thereto, accompanied by the reports thereon of Ernst & Young LLP, independent public accountants and (B) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of November 30, 2005 (the “Balance Sheet”), together with the related unaudited consolidated statements of operations, cash flows and stockholders’

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equity of the Company and its Subsidiaries for the eleven-month period then ended (such audited and unaudited financial statements collectively being referred to herein as the “Financial Statements”). The Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain all notes required by GAAP and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the dates thereof and the consolidated results of the operations of the Company and its Subsidiaries for the respective periods indicated. The Financial Statements were prepared from the books and records of the Company, which books and records have been maintained in accordance with Applicable Laws and sound business practices, and reflect all financial transactions of the Company which are required to be reflected in accordance with GAAP. There are no Off-Balance Sheet Arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

(ii)     As of the date of this Agreement there is no liability, contingent or otherwise, of the Company or any of its consolidated Subsidiaries that is not reflected or reserved against in the Balance Sheet, including without limitation, any Off-Balance Sheet Arrangements, other than liabilities that are either (A) liabilities incurred in the ordinary course of business and consistent with past practices of the Company since November 30, 2005 (the “Balance Sheet Date”), (B) any such liability that would not be required to be presented in unaudited interim financial statements prepared in conformity with GAAP, including the notes thereto, (C) liabilities under this Agreement; or (D) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(iii)     As provided in or contemplated by this Agreement or the other Transaction Documents, since the Balance Sheet Date and prior to the date of this Agreement, the Company and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and consistent with past practices of the Company. Since the Balance Sheet Date (A) and prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has acted or failed to act in a manner that would have been prohibited by Section 4.2 if the terms of such Section had been in effect as of and after the Balance Sheet Date and prior to the date of this Agreement; and (B) there has not occurred, and neither the Company nor any of its Subsidiaries has incurred or suffered, any change, circumstance, effect, event or fact that has resulted in a Material Adverse Effect.

(i)     Compliance with Applicable Laws.     Each of the Company and its Subsidiaries (i) has, in all material respects, complied with, is in compliance with and has operated its business and maintained its assets in compliance with all Applicable Laws, and (ii) holds all material permits, licenses, variances, exemptions, orders, franchises, registrations and approvals of all Governmental Authorities necessary for the lawful conduct of its business (the “Company Permits”). The Company and its Subsidiaries are in material compliance with the terms of the Company Permits. No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the

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Knowledge of the Company, threatened. For purposes of this Section 3.1(i), the term “Applicable Laws” as used in clause (i) above, shall not include any Environmental Law, any Applicable Laws relating to Taxes or the subject matters of Sections 3.1(o), (p), or (r).

(j)     Absence of Litigation.     There is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance, arbitration, review or investigation (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or its present or former officers, directors or employees (in their capacities as such) by or before any arbitrator or Governmental Authority.

(k)     Insurance.     Set forth on Company Disclosure Schedule 3.1(k), as of the date of this Agreement, is a true, correct and complete list of all workers’ compensation, title, fire, general liability, fiduciary liability, directors’ and officers’ liability, malpractice liability, theft and other forms of property and casualty insurance held by the Company and each of its Subsidiaries and all fidelity bonds that are material to the Company and its Subsidiaries. Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof, each of the insurance policies set forth on Company Disclosure Schedule 3.1(k) is in full force and effect. Neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

(l)      Leased Real Property.

(i)     Neither the Company nor any of its Subsidiaries owns any real property.

(ii)     Set forth on Company Disclosure Schedule 3.1(l)(ii) is a list of all Leased Real Property and the leases under which such Leased Real Property is leased, subleased or licensed (the “Leases”). The Company has made available to Parent complete copies of all Leases. The Company is not a party to any lease, license, assignment or similar arrangement under which it is a lessor, licensor or assignor of, or otherwise makes available for use by any third party of, any portion of the Leased Real Property, and the Company is not in material violation of any zoning, building, safety or environmental requirement of Applicable Law with respect to such Leased Real Property. With respect to each Lease, (i) the Lease is a legal, valid and binding obligation of the Company, and in full force and effect, (ii) neither the Company nor, to the Knowledge of the Company, any other party to such Lease, is in breach or default under such Lease, and to the Knowledge of the Company no event has occurred which, with notice or lapse of time or both, would constitute a breach or default under such Lease, (iii) each Lease will continue to be legal, valid and binding in accordance with its terms immediately following the Closing, except as may result from actions that may be taken following the Closing, (iv) no transaction contemplated by this Agreement or the Transaction Documents requires the consent of any other party to such Lease and will not result in the right of any landlord under such Lease to terminate or modify it or increase the rent or security thereunder, (v) to the Knowledge of the Company, there is

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no material commitment to or agreement with any Government Authority affecting the Leased Real Property related thereto, except for Permitted Encumbrances and (vi) the Company does not owe any brokerage commissions or finder's fees with respect to any such Lease which is not paid or accrued in full as a current liability reflected in the Financial Statements.

(iii)     To the Knowledge of the Company, the Leased Real Property is in good condition and repair (reasonable or ordinary wear and tear excepted).

(m)     Tangible Property.     The Company or one of its Subsidiaries has good, valid and marketable title to, or holds pursuant to valid and enforceable leases, all the tangible properties and assets of the Company and its Subsidiaries (excluding Leased Real Property) that are material to the conduct of the business of the Company and its Subsidiaries as it is currently conducted, with only such exceptions as constitute Permitted Liens. Such tangible properties and assets of the Company and its Subsidiaries are in sufficiently good operating condition (except for ordinary wear and tear) to allow the business of the Company and its Subsidiaries to be operated in the ordinary course of business and consistent with past practices of the Company.

(n)     Liens and Encumbrances.     All of the assets of the Company and its Subsidiaries are free and clear of all Liens except (i) Permitted Encumbrances and (ii) Liens set forth on Company Disclosure Schedule 3.1(n) (the Liens referred to in clauses (i) and (ii) being “Permitted Liens”).

(o)     Environmental Matters.

(i)     The Company and its Subsidiaries and their operations comply with all Environmental Laws.

(ii)     No Proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging the violation of any Environmental Laws. No written notice from any Governmental Authority or any Person has been received by the Company or any of its Subsidiaries claiming any violation of any Environmental Laws, or requiring any remediation, clean-up, modification, repairs, work, construction, alterations, installations or any other activities to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving such notice.

(iii)     All permits, registrations, licenses and authorizations required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Laws, including without limitation those activities relating to the generation, use, storage, treatment, disposal, handling, management, procurement, distribution, release, discharge, or remediation of Hazardous Substances have been duly obtained or filed, and the Company and each of its Subsidiaries is in compliance with the terms and conditions of all such permits, registrations, licenses and authorizations, and has resolved any past instances of non-compliance with the terms and conditions of all such permits, registrations, licenses and

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authorizations, to the satisfaction of the Governmental Authority or Governmental Authorities with jurisdiction over such permit, registration, license or authorization.

(iv)     All Hazardous Substances generated, used, stored, treated, disposed, handled, managed, procured, distributed, released, discharged, or remediated by the Company or any of its Subsidiaries have been generated, used, stored, treated, disposed, handled, managed, procured, distributed, released, discharged, or remediated in such manner as not to result in any Environmental Costs or Liabilities.

(v)     The Company has no Knowledge of, nor has the Company or any of its Subsidiaries received any written notification from, any source indicating that (A) there has been a release or discharge of Hazardous Substances that could result in the Company or any of its Subsidiaries incurring any Environmental Costs or Liabilities (B) the Company or any of its Subsidiaries is a potentially responsible party under CERCLA or any other Environmental Laws, (C) any Leased Real Property is identified or proposed for listing as a federal National Priorities List (“NPL”) (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) (or state-equivalent) site, or (D) any facility to which the Company or any of its Subsidiaries currently transports or otherwise arranges for the disposal of Hazardous Substances, or has in the past transported or otherwise arranged for disposal of Hazardous Substances, is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.

(vi)     There are no liabilities of or relating to the Company nor any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

(p)    Taxes.     Except with respect to any Taxes arising solely as a result of the  Divestiture:

(i)     (A)     All Tax Returns which are required to be filed by the Company or any of its Subsidiaries on or before the Closing Date have been or will be timely filed, (B) all Taxes for Tax periods ending prior to the Closing Date have been or will be timely paid in full, and (C) all withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries on or before the Closing Date have been or will be satisfied in full.

(ii)     There is not in force (A) any extension of time with respect to the due date for the filing of any material Tax Return by the Company or any of its Subsidiaries or (B) any waiver or agreement for any extension of time for the assessment or payment of any material Tax by the Company or any of its Subsidiaries.

(iii)     No outstanding material claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes has been asserted in writing by any Government Authority nor are there any Liens upon any of the assets of the Company or any of its Subsidiaries as a result of any due and unpaid Taxes.

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(iv)     There is no existing Tax sharing agreement that may or will require that any payment be made by or to the Company or any of its Subsidiaries on or after the Closing Date.

(v)     There is no Contract, agreement, plan or arrangement covering any Person that, individually or in the aggregate, as a consequence of the transactions contemplated by this Agreement or otherwise, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries, as the case may be, by reason of Sections 162(m) or 280G of the Code.

(vi)     Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any change in method of accounting for a taxable period ending on or prior to the date hereof under Section 481(c) of the Code (or any similar provision of state, local or foreign law).

(q)     Material Contracts.     Set forth on Company Disclosure Schedule 3.1(q), as of the date of this Agreement, is a true, correct and complete list of all Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of the Company or any of its Subsidiaries is otherwise bound. A true, correct and complete copy of each such Material Contract has been furnished or made available to Parent or its representatives. All of the Material Contracts are legal, valid, binding and enforceable by the Company and, to the Knowledge of the Company, the other parties thereto, in accordance with their respective terms. Neither the Company nor any of its Subsidiaries is in default (other than any immaterial default that would not give rise to or result in a right or option of any third party to such Material Contract to terminate any such Material Contract or provide any third party with a remedy or right to accelerate any performance under or otherwise modify any such Material Contract) under any such Material Contract and, to the Knowledge of the Company, no other party has defaulted under, breached or provided notice of termination of any Material Contract. To the Company’s Knowledge, there has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute a default under any Material Contract by the Company or any of its Subsidiaries.

(r)     ERISA Compliance; Labor.

(i)     (A)     Neither the Company nor any other entity required to be aggregated with the Company under Section 414(b) or 414(c) of the Code (the “Aggregated Group”) sponsors, and neither the Company nor any member of the Aggregated Group has sponsored within the last seven years, an Employee Benefit Plan that is subject to Title IV of ERISA or Code Section 412 or a “defined benefit plan” as such term is defined in Section 3(35) of ERISA);

        (B)     No “prohibited transaction,” as such term is described in Section 4975 of the Code, has occurred with respect to any of the Employee Benefit Plans that would subject the Company or any member of the Aggregated Group, any officer of the Company or any of such plans or any trust to any material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code;

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        (C)     Neither the Company nor any member of the Aggregated Group has contributed or been obligated to contribute to any “multi-employer plan” as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA, or to any “multiple employer welfare arrangements” as such term is defined in Section 3(40) of ERISA; and

        (D)     There exists no condition that would subject the Company or any member of the Aggregated Group to any material liability under the terms of the Employee Benefit Plans or Applicable Laws other than any payment of benefits in the normal course of plan operation.

(ii)     True, correct and complete copies of each of the Employee Benefit Plans and related trust documents and favorable determination letters, if applicable, have been furnished or made available to Parent or its representatives, along with the most recent report filed on Form 5500 and summary plan description with respect to each Employee Benefit Plan required to file a Form 5500. All material reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to Governmental Authorities or plan participants or beneficiaries have been filed or furnished in all material respects in accordance with Applicable Laws in a timely manner. Each Employee Benefit Plan has been maintained in material compliance with Applicable Laws, and its financial expense has been accrued and reported on the financial statements of the Parent, the Company and its Subsidiaries in accordance with GAAP. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans. All material contributions required to be made to the Employee Benefit Plans pursuant to their terms have been timely made. There is no matter pending with respect to any of the Employee Benefit Plans before the Internal Revenue Service or the Department of Labor. The Company and each member of its Aggregated Group is in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. Neither the Company nor any of its Subsidiaries (A) is engaged in any unfair labor practices, has any unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of the Company, threatened against it, (B) is subject to any proceeding seeking to compel any of them to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving the Company or any of its Subsidiaries, pending or, to their Knowledge, threatened, nor are they aware of any activity involving any of the Company’s or its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity, or (C) has any written notice of any charges, complaints or proceedings pending or, to the Knowledge of the Company, threatened against it before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating employment practices.

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(iii)     Neither the Company nor any member of its Aggregated Group has any obligations to provide post-termination health or welfare benefits (other than in accordance with COBRA), nor has any formal plan or commitment (whether legally binding or not) either to create any plan or arrangement that would constitute an Employee Benefit Plan, or to make any contributions, modifications, or changes to any Employee Benefit Plan outside the ordinary course of business and inconsistent with past practice with regard to amounts.

(iv)     In the past two years, (i) none of the Company or any member of the Aggregated Group has effectuated a “plant closing” (as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the business of the Company or any member of its Aggregated Group, and (iii) none of the Company or any member of its Aggregated Group has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. None of the Company or any member of its Aggregated Group has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the date hereof; nor shall do so before the Closing Date.

(s)    Intellectual Property.

(i)     Company Disclosure Schedule 3.1(s)(i) sets forth a complete and accurate list of all Registered IP owned by the Company or its Subsidiaries and all license agreements conferring Intellectual Property Rights to the Company or its Subsidiaries and such Company Disclosure Schedule 3.1(s)(i) indicates for each item of such Intellectual Property whether such Intellectual Property is owned (whether solely or jointly with others) or licensed by the Company or such Subsidiary.

(ii)     The Company and its Subsidiaries own (and immediately after Closing (including immediately after the consummation of the Divestiture), the Surviving Corporation will own, subject to the express provisions of the Contracts set forth in Sections 2.11(b) – (g) of the Asset Purchase Agreement and assuming no action that changes such ownership is taken by Surviving Corporation beyond performance under this Agreement, including consummation of the transactions contemplated hereunder), free and clear of any Liens, all right, title and interest in and to the Company IP (other than Company IP that is licensed to the Company) and all other Intellectual Property and Intellectual Property Rights indicated on Company Disclosure Schedule 3.1(s)(i) as being owned by the Company. Company Disclosure Schedule 3.1(s)(i) identifies each option, license or Contract of any kind relating to Intellectual Property that, (i) individually, resulted in payments to or from the Company during the fiscal year ended December 31, 2004 in an amount greater than $150,000 or that, during the current fiscal year, is reasonably expected by the Company to involve payments to or from the Company equal to or greater than $150,000 or (ii) if lost, impaired or terminated, would reasonably be expected to have a Material Adverse Effect on the business, properties or financial condition of the Company and its Subsidiaries taken as a whole (including, without limitation, assignment agreements, in and out-licenses but

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excluding license agreements for non-customized off-the-shelf software or shrink wrap licenses available to the general public at a cost of less than $100,000).

(iii)     The Company IP is not subject to any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries (or the ability of Surviving Corporation after Closing (including after the consummation of the Divestiture), subject to the express provisions of the Contracts set forth in Sections 2.11(b) – (g) of the Asset Purchase Agreement and assuming no action that creates such a limitation or restriction is taken by Surviving Corporation beyond performance under this Agreement, including consummation of the transactions contemplated hereunder) to use, license, sublicense, exploit, assert or enforce any Company IP anywhere in the world. The Company and its Subsidiaries have not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property or Intellectual Property Rights to any third party.

(iv)     Neither the execution, delivery or performance of this Agreement (nor any of the ancillary agreements contemplated by this Agreement) nor any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will: (A) give rise to or result in a right or option of any third party to Contracts relating to Company IP to terminate any such Contracts or provide any third party with a remedy or right to accelerate any performance under or otherwise modify any such Contract; (B) result in a breach or default of any Contract relating to the Intellectual Property or Intellectual Property Right set forth on Company Disclosure Schedule 3.1(s)(i) or the Company IP; or (C) give rise to a right of or trigger the release, disclosure, delivery or grant of licenses or other rights under any Company IP to any escrow agent or other Person.

(v)     All Intellectual Property or Intellectual Property Rights licensed to the Company or its Subsidiaries will be available to the Surviving Corporation (subject to the express provisions of the Contracts set forth in Sections 2.11(b) – (g) of the Asset Purchase Agreement and assuming no action that changes such availability is taken by Surviving Corporation beyond performance under this Agreement, including consummation of the transactions contemplated hereunder), immediately after the consummation of the transaction contemplated by this Agreement (including after consummation of the Divestiture) under the same terms and conditions as they are available to the Company or its Subsidiaries as of the Effective Time.

(vi)     To the Knowledge of Company, neither the Company nor its Subsidiaries, or any product or service developed, manufactured, marketed, sold, or otherwise provided by or on behalf of the Company or its Subsidiaries, have infringed or misappropriated any Intellectual Property Rights of third parties or committed any acts of unfair competition. Neither the Company nor its Subsidiaries have received any charge, complaint, claim, demand or notice alleging any such infringement, misappropriation, or act of unfair competition. Neither the Company nor its Subsidiaries are bound by any Contract to indemnify, defend, hold harmless or reimburse any third party with respect to any infringement or misappropriation of any Intellectual Property Rights of third parties. None of the patents or patent applications owned by the Company or its Subsidiaries are subject to any interference or opposition proceedings anywhere in the world.

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(vii)     Set forth in Company Disclosure Schedule 3.1(s)(vii), is a complete list of licenses granting exclusive Intellectual Property Rights to Company or its Subsidiaries, including those in which the exclusive rights are limited to a specific field of use.

(viii)      The Intellectual Property licensed to Company or its Subsidiaries is being used by Company in accordance with the terms of the license governing such Intellectual Property. Each license grants, as to the grantor/licensor, sufficient rights to use the Intellectual Property that is the subject of the license in the conduct of the business of the Company as currently conducted.

(ix)     The Company owns or has licensed sufficient rights to conduct the business of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company, all Registered IP owned by the Company or its Subsidiaries are valid, subsisting, and enforceable. The Company and its Subsidiaries have duly maintained all of their patents and patent applications in the ordinary course and have not abandoned, or allowed the abandonment, of any such patents or patent applications outside the ordinary course of prosecution.

(x)     The Company has not sent to any third party or, to the Knowledge of the Company, otherwise communicated to another person or entity any charge, complaint, claim, demand or notice asserting infringement or misappropriation of, any Intellectual Property Right of the Company by such other Person or entity or any acts of unfair competition by such other Person or entity, nor, to the Knowledge of the Company, is any such infringement, misappropriation or act of unfair competition occurring.

(xi)     It is not nor to the Knowledge of the Company, will it be necessary to use any inventions of any of the Company’s employees (or Persons it currently intends to hire) made prior to or outside the scope of their employment by the Company, other than those which have been assigned to the Company, in conducting the business of the Company as currently conducted.

(xii)     Company IP owned by the Company or its Subsidiaries did not arise from and was not the product of, government (whether state, federal or municipal) funded research and no Governmental Authority has any rights with respect to the foregoing Company IP.

(xiii)     All of the Company’s and its Subsidiary’s employees and consultants who have participated in the conception, reduction to practice or development of the Company IP or other Intellectual Property have assigned to the Company all right, title and interest in and to such Company IP and other Intellectual Property.

(xiv)     Each employee and officer of the Company and its Subsidiaries has, effective as of the date of employment of such individual, executed a confidentiality and assignment of inventions agreement (each, an “Employee Confidentiality and Inventions Agreement”) substantially in the form(s) of the exemplary agreement(s) set forth on Company Disclosure Schedule 3.1(s)(xiv). To the Knowledge of the Company none of such employees

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or officers are in violation thereof. All employees, consultants and independent contractors of the Company and its Subsidiaries or other third parties (excluding routine maintenance or cleaning staff) to whom the Company has provided access to confidential information of the Company or its Subsidiaries, are subject to an obligation to maintain the confidentiality of the confidential information of Company and its Subsidiaries. Additionally, employees, consultants and independent contractors who create or develop Intellectual Property for the Company or its Subsidiaries are parties to a written agreement under which they are obligated to maintain the confidentiality of confidential information of the Company and its Subsidiaries and to assign to the Company and its Subsidiaries all right, title and interest in and to any inventions or other Intellectual Property conceived, reduced to practice, made or developed in the course of performing services for the Company or its Subsidiaries. To the Knowledge of the Company none of such employees, consultants or independent contractors are in violation of these obligations.

(t)     Bank Accounts; Receivables.

(i)     Company Disclosure Schedule 3.1(t)(i)     provides accurate information with respect to each account maintained by or for the benefit of the Company and each of its Subsidiaries at any bank or other financial institution including the name of the bank or financial institution and the account number.

(ii)     Company Disclosure Schedule 3.1(t)(ii)     provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company and each of its Subsidiaries as of November 30, 2005. All existing accounts receivable of the Company and each of its Subsidiaries (including those accounts receivable reflected on the Balance Sheet that have not yet been collected and those accounts receivable that have arisen since November 30, 2005 and have not yet been collected) represent valid obligations of customers of the Company or its Subsidiaries arising from bona fide transactions entered into in the ordinary course of business.

(u)     Broker’s Commissions.     Neither the Company nor any Subsidiary thereof has, directly or indirectly, entered into any agreement with any Person that would obligate the Company or any Subsidiary thereof to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

(v)     Related Party Transactions.    (i) No Related Party has, and no Related Party has at any time within the last two years had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company or any of its Subsidiaries; (ii) no Related Party is, or has been within the last two years, indebted to the Company or any of its Subsidiaries; (iii) within the last two years, no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving the Company or any of its Subsidiaries; (iv) no officer or director of the Company is competing, or has at any time within the last two years competed, directly or indirectly, with the Company or any of its Subsidiaries; and (v) no Related Party has any claim or right against the Company or any of its Subsidiaries (other than rights as a Securityholder and rights to receive compensation for services performed and benefits as an employee of the Company or any of its Subsidiaries). (For purposes of this

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Section 3.1(v) each of the following shall be deemed to be a “Related Party”: (i) each individual who is an officer or director of the Company or any of its Subsidiaries; (ii) each Stockholder of the Company who owns of record in excess of five percent of the outstanding Common Stock on a fully diluted basis; (iii) each member of the immediate family of each of the individuals referred to in clauses (i) and (ii) above; and (iv) any trust or other entity (other than the Company) in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest).

(w)     Sufficiency of the Assets.     After the consummation of the Divestiture, the property and other assets which will be owned by the Company or used under enforceable Contracts or licenses constitute all of the property and assets necessary or useful in the conduct of the Research Products Business as now being and heretofore conducted, and will permit the Surviving Corporation to conduct such Research Products Business after the Effective Time substantially as it is being conducted by the Company on the date of this Agreement. The assets and liabilities comprising the Diagnostics Business will be transferred pursuant to the Asset Purchase Agreement.

(x)     Translations.     All English translations of documents included in the data room are fair and accurate translations in all material respects

(y)     UK Subsidiary.    Ambion (UK) Limited is a dormant company with no assets or business operations whatsoever.

3.2     Representations and Warranties of Parent and Merger Subsidiary.     Except as set forth on Parent Disclosure Schedule, as of the date of this Agreement and as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date), Parent and the Merger Subsidiary jointly and severally represent and warrant to the Company as follows:

(a)     Organization Good Standing and Other Matters.     Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated in this Agreement. Parent directly owns all of the issued and outstanding capital stock of Merger Subsidiary. A true, correct and complete copy of Parent’s Certificate of Incorporation and Bylaws and the certificate of incorporation and bylaws of Merger Subsidiary, as in effect on the date of this Agreement, has been made available to the Company or its representatives.

(b)     Authority.     Each of Parent and Merger Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and

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thereunder, and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by each of Parent and Merger Subsidiary and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate or stockholder action on the part of Parent and Merger Subsidiary. No other proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement and the other Transaction Documents to which Parent or Merger Subsidiary is a party, to perform Parent’s or Merger Subsidiary’s obligations hereunder and thereunder or for Parent and Merger Subsidiary to consummate the transactions contemplated herein and therein. This Agreement and the other Transaction Documents to which either of Parent or Merger Subsidiary is or will be a party have been, or upon execution and delivery will be, duly and validly executed and delivered by each of Parent and Merger Subsidiary, as applicable, and, assuming that this Agreement and the other Transaction Documents constitute the valid and binding agreement of the other parties thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a Proceeding at law or in equity).

(c)     No Conflict; Required Filings and Consents.     The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the other Transaction Documents to which either is a party do not, and consummation of the transactions contemplated herein and therein will not, (i) violate, conflict with, or result in any breach of any provisions of the Certificate of Incorporation or Bylaws of Parent or Merger Subsidiary; (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any material Contract, loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement, or other instrument or obligation, to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any material portion of their respective assets is bound; or (iii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law binding upon Parent or Merger Subsidiary or by which they or any material portion of their respective assets is bound, except, with respect to clauses (ii) and (iii), such violations, conflicts, breaches or defaults as would not interfere with the ability of either of Parent or Merger Subsidiary to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. No Consent of any Governmental Authority is required by or with respect to Parent or Merger Subsidiary in connection with the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the other Transaction Documents to which either of them is a party or the consummation of the transactions contemplated herein and therein, except for (A) filings under the HSR Act, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) such Consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the other transactions contemplated by this Agreement and the

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other Transaction Documents to which Parent or Merger Subsidiary is a party and (D) such other Consents, the failure of which to obtain would not interfere with the ability of Parent and Merger Subsidiary to perform their respective obligations under this Agreement and the other Transaction Documents to which either of them is or will be a party.

(d)     Litigation.     As of the date of this Agreement, there is no action, suit or judicial or administrative proceeding pending or, to the Knowledge of Parent or Merger Subsidiary, threatened against Parent or Merger Subsidiary relating to the transactions contemplated by this Agreement or which, if adversely determined, would reasonably be expected to adversely affect the ability of Parent or Merger Subsidiary to perform its obligations and agreements under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated herein and therein.

(e)     Financing.     Parent has, and will have available to it at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement.

(f)     No Business Conduct.     Merger Subsidiary was incorporated on December 19, 2005. Since inception, Merger Subsidiary has not engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. Merger Subsidiary has no operations, has generated no revenues and does not have any liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

ARTICLE IV
COVENANTS OF THE COMPANY

4.1     Stockholder Approval.

(a)     Promptly following the execution of this Agreement, the Company shall use all reasonable efforts to obtain and deliver the Signing Stockholder Consent setting forth the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby by the Stockholder Written Consent, which approval shall also include and constitute the Company Stockholder Approval of (i) the escrow and indemnification obligations of the Stockholders and the deposit of cash equal to the Escrow Amount into the Escrow Account and the Working Capital Escrow Amount into the Working Capital Escrow Account and (ii) the appointment of Matthew M. Winkler as the Representative.

(b)     The Company shall as soon as reasonably practicable deliver the Information Statement to the Stockholders setting forth notice of the action by the Signing Stockholder Consent adopting this Agreement and approving the Merger and the transactions contemplated hereby, including each of the matters set forth in Section 4.1(a) hereof, pursuant to and in accordance with Section 228(e) of the DGCL and the Company’s Amended and Restated Certificate of Incorporation and Bylaws, which Information Statement shall include

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the notice to stockholders required by Section 262(d)(2) of the DGCL of the approval of the Merger and that appraisal rights are available (the “Stockholder Notice”).

(c)     If any payment and/or benefits to any Person may separately or in the aggregate constitute “parachute payments”, the Company shall, before the Stockholder vote described below, use reasonable efforts to cause such Person to either execute and deliver to the Company a 280G Waiver with respect to such payments and/or benefits. In addition, the Company shall as soon as reasonably practicable submit to the Stockholders for approval by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payment and/or benefits that Parent determines may separately or in the aggregate constitute “parachute payments,” such that such payments and/or benefits shall not be deemed “parachute payments” under Section 280G of the Code and prior to the Effective Time the Company shall deliver to Parent evidence that (i) a Stockholder vote was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite Stockholder approval was obtained with respect to any payment and/or benefits that were subject to the Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the 280G Waivers executed by the Persons affected by Section 280G of the Code.

4.2     Conduct of Business.     Except as contemplated by or otherwise permitted under this Agreement or in Schedule 4.2 or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld), from the date of this Agreement until the Closing, the Company covenants and agrees with Parent that the Company shall not, and shall not permit any of its Subsidiaries to:

(a)     fail to act in the ordinary course of business and consistent with past practices of the Company to (i) preserve substantially intact the Company’s and each of its Subsidiaries’ present business organization and (ii) preserve its present relationships with customers, suppliers and others having business dealings with it; except, in each case, where such failure would not be reasonably likely to have a Material Adverse Effect;

(b)     fail to use commercially reasonable efforts to maintain the material tangible assets of the Company and each of its Subsidiaries in their current physical condition, except for ordinary wear and tear (any compliance with this Section 4.2(b) shall not be deemed to be a breach of Section 4.2(f));

(c)     enter into any Contract that would be deemed to be a Material Contract or, except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practices of the Company, materially amend, terminate or fail to use its commercially reasonable efforts to renew any Material Contract;

(d)     effect, become a party to or authorize any Acquisition Transaction;

(e)     except in the ordinary course of business and consistent with past practices of the Company or as required by the terms and provisions of written Contracts between the Company or any of its Subsidiaries and an employee thereof as in existence on the date of this

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Agreement, (i) adopt or amend any Employee Benefit Plan or (ii) increase in any manner the aggregate compensation or fringe benefits of any director, officer or employee of the Company or any of its Subsidiaries;

(f)     except for capital expenditures that are (i) in accordance with the Company’s 2005 and 2006 budgets, or (ii) set forth on Schedule 4.2, acquire (including, without limitation, by merger, consolidation or the acquisition of any equity interest or assets), lease or dispose of any assets, except in the ordinary course of business and consistent with past practices of the Company;

(g)     mortgage, pledge or subject to any Lien, other than Permitted Liens, any of its material assets;

(h)     except as required by GAAP or by Applicable Law, change any of the material accounting principles or practices used by the Company or its Subsidiaries;

(i)     pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practices of the Company;

(j)     (i)     except for dividends or distributions payable to the Company or a Subsidiary of the Company and except for the Divestiture, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or property) in respect of, any of its capital stock or other voting securities, (ii) adjust, split, combine, or reclassify any of its capital stock or other voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other voting securities, or (iii) except as provided in the Right of First Refusal Agreement or in the case of an employee whose employment has terminated, purchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its Subsidiaries or any Options;

(k)     except for the issuance of shares of capital stock of the Company issuable upon the exercise of any Options or upon the conversion of shares of Series A Preferred Stock or Series B Preferred Stock outstanding on the date of this Agreement or as required by the terms of any written Contracts between the Company or any of its Subsidiaries and an employee thereof as in existence on the date of this Agreement, issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock or voting securities of any class or any securities convertible into or exercisable or exchangeable for shares of capital stock or voting securities of any class (except for the issuance of certificates in replacement of lost certificates);

(l)     amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Stock Plans, any provision of any Contract related to any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option or any related Contract;

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(m)     change or amend its charter documents or bylaws;

(n)     except under the Loan Agreement in the ordinary course of business and consistent with past practices of the Company, and except for current liabilities within the meaning of GAAP incurred in the ordinary course of business and consistent with past practices of the Company, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any Person (other than among the Company and its Subsidiaries and among such Subsidiaries, and other than advances to directors, officers and employees in the ordinary course of business and consistent with past practices of the Company);

(o)     make any settlement of or compromise any Tax liability, change in any material respect any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting;

(p)     enter into any collective bargaining agreement;

(q)     adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(r)     form any Subsidiary or acquire any equity interest or other interest in any other entity;

(s)     dismiss any employee except for cause or hire any new employee (except for any employee or new employee of Ambion Diagnostics, Inc.) having an annual salary in excess of $100,000; provided that with respect to any hiring of a new employee (except for any new employee of Ambion Diagnostics, Inc.), the Company shall only be required to seek the consent of Parent with respect to the open employment position and not the candidate for employment;

(t)     commence or settle any Proceeding; or

(u)     authorize any of, or commit or agree to take any of, the foregoing actions.

4.3     No Negotiation.

(a)     Until the earlier of (x) the Closing and (y) the termination of this Agreement in accordance with Article IX, the Company agrees that it will not, and will not permit any of its representatives to directly or indirectly:

(i)     solicit or encourage the initiation or submission of any proposal or offer from any Person (other than Parent or an Affiliate thereof) relating to an Acquisition Transaction;

(ii)     participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent or

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any Affiliate thereof) relating to or in connection with a proposal or offer made by such person relating to an Acquisition Transaction; or

(iii)     assist or cooperate with any Person (other than Parent or any Affiliate thereof) to make any proposal or offer, accept any proposal or offer from any Person (other than Parent or any Affiliate thereof) relating to an Acquisition Transaction.

(b)     The Company shall advise Parent within one (1) Business Day of (i) the receipt by the Company or any representative of the Company of any proposal or offer from any Person relating to an Acquisition Transaction; (ii) the material terms of such Acquisition Transaction (which the Company shall describe in writing, and which shall include any conditions to such Acquisition Transaction, and the amount and form of consideration offered therein); and (iii) the identity of the Person making any such proposal or offer for an Acquisition Transaction except to the extent explicitly prohibited by the terms of an agreement existing prior to the date hereof, in which case, the Company will (x) provide to Parent the maximum amount of information that is allowable under the restriction at issue and (y) cooperate with Parent in determining the nature and extent of the information so provided. The Company shall keep Parent reasonably and currently informed regarding any Acquisition Transaction.

4.4     Access and Information.      Until the Closing, the Company shall afford to Parent and its representatives (including accountants and counsel) reasonable access, in each case, only at such locations and in accordance with such procedures (including prior notice requirements, the time and duration of access and the manner in which access and discussions may be held) as are mutually agreed to between Parent and the Company prior to such access, to all properties, books, records, and Tax Returns of the Company and each of its Subsidiaries and all other information with respect to their respective businesses, together with the opportunity, at the sole cost and expense of Parent, to make copies of such books, records and other documents and to discuss the business of the Company and each of its Subsidiaries with such directors, officers and counsel for the Company as Parent may reasonably request for the purposes of familiarizing itself with the Company and each of its Subsidiaries. Notwithstanding the foregoing provisions of this Section 4.4, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of Parent’s representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by an existing Contract or agreement unless Parent and Company mutually agree to enter into a common-interest privilege agreement to protect such privilege. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that could subject the Company or any of its Subsidiaries to risk of liability. In addition, Parent shall not contact any personnel of the Company or its Subsidiaries regarding the transactions contemplated by this Agreement without the express prior written consent of the President of the Company. All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement until the Effective Time.

4.5     Third Party Consents.     After the date of this Agreement and prior to the Closing, the Company shall use its commercially reasonable efforts, but excluding making any

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payments unless made in the Company’s sole and absolute discretion, to obtain the Consent from any party to a Material Contract that is set forth on Schedule 4.5.

4.6     Notification of Certain Matters.     The Company shall give prompt notice to Parent of (i) the occurrence, or failure to occur, of any event of which it has Knowledge that has caused any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect and (ii) the failure of the Company to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

4.7     Bank Accounts.     The Company shall take all actions necessary to remove existing signatories to all bank accounts of the Company and its Subsidiaries as of the Closing Date and to replace such signatories effective as of the Closing Date with individuals to be designated at least 10 days prior to the Closing Date by Parent.

4.8     Termination of Agreements.     Prior to the Effective Time, the Company shall take such action as may be necessary to cause the Investor Rights Agreement, the Right of First Refusal Agreement, the Side Letter and the Voting Agreement to be terminated in full and of no further force or effect as of and after the Effective Time.

4.9     Company Transaction Costs.     No later than two Business Days prior to the Closing Date, the Company shall provide a certificate setting forth the amount, in the aggregate, of all Company Transaction Costs that have been incurred by the Company in connection with the transactions contemplated hereby and by the other Transaction Documents (the “Company Transaction Costs Certificate”). The Company Transaction Costs Certificate shall separately set forth those Company Transaction Costs that are to be paid by Parent at Closing and shall provide Parent with (a) the identity of each Person that is to be paid at Closing; (b) the amount owed or to be owed to each such Person; and (c) the bank account and wire transfer information for each such Person.

4.10     Pay-Off Letter.     No later than two Business Days prior to the Closing Date, the Company shall cause the lender under the Loan Agreement to prepare and deliver to the Company and Parent the Pay-Off Letter, which Pay-Off Letter shall be updated, as necessary, on the Closing Date to specify the aggregate amount of Debt outstanding as of immediately prior to the Closing.

4.11     Stockholder Written Consent.     Immediately following the execution and delivery of this Agreement by the Company, the Company shall obtain the adoption of this Agreement and the approval of the transactions contemplated hereby and by the Asset Purchase Agreement, including each of the matters set forth in Section 4.1(a) hereof, pursuant to an Action by Written Consent, in the form attached hereto as Exhibit H (the “Stockholder Written Consent”), signed by Matthew M. Winkler, Telegraph Hill Partners, L.P. and its Affiliates that are Stockholders, each member of the Company’s Board of Directors (and any Affiliate entities) in his, her or its capacity as a Stockholder, and such other Stockholders who, together with the foregoing, hold at least (i) a majority of the Outstanding Series B Preferred Shares voting as a separate class or series, (ii) a majority of the Outstanding Common Shares voting as a separate

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class, and (iii) a majority of the Outstanding Preferred Shares and a majority of the Outstanding Common Shares voting together and not as separate classes on an as-converted to Common Stock basis (the “Signing Stockholder Consent”), pursuant to and in strict accordance with the applicable provisions of the DGCL and the Company’s Amended and Restated Certificate of Incorporation and Bylaws.

4.12     Calculation of Merger Consideration.     Prior to the Effective Time, the Company shall provide to Parent a certificate (the “Closing Capitalization Certificate”) which includes: (a) an update to Section 3.1(c) reflecting the capitalization of the Company as of immediately prior to the Effective Time and (b) a detailed list setting forth the name of each Securityholder as well as the number of Outstanding Shares and/or Outstanding Option Shares held of record by such Securityholder as of immediately prior to the Effective Time.

ARTICLE V
COVENANTS OF PARENT AND MERGER SUBSIDIARY

5.1     Notification of Certain Matters.     Parent and Merger Subsidiary shall give prompt written notice to the Company of (a) the occurrence, or failure to occur, of any event of which either of them has Knowledge that has caused any representation or warranty of Parent or Merger Subsidiary contained in this Agreement to be untrue or inaccurate in any material respect and (b) the failure of Parent or Merger Subsidiary to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder. If Parent, Merger Subsidiary or any of their Affiliates obtains Knowledge of a breach by the Company of a representation, warranty, covenant or agreement made by the Company contained in this Agreement, Parent shall promptly notify the Company of such breach; provided that such notification shall not result in the waiver by Parent or Merger Subsidiary of any of their respective rights or remedies under this Agreement.

5.2     Employee Matters.

(a)     Parent acknowledges and agrees that it is a material inducement to the Company to enter into and perform this Agreement with Parent and Merger Subsidiary that the operations of the Surviving Corporation remain located in Austin, Texas at the current facilities of the Company for a period of not less than three years after the Effective Time. Parent and Merger Subsidiary agree to use all commercially reasonable efforts to maintain the principal office of the Surviving Corporation and the operations conducted by the Company prior to the Closing at the current location and facilities of the Company in Austin, Texas for a period of not less than three years after the Effective Time.

(b)      Parent shall take such action as may be necessary so that on and after the Effective Time, and for one year thereafter, officers and employees of the Company and its Subsidiaries who remain after the Closing in the employ of the Surviving Corporation or its Subsidiaries are provided employee benefits, plans and programs (including but not limited to incentive compensation, deferred compensation, pension, life insurance, welfare, profit sharing, 401(k), severance, salary continuation and fringe benefits and excluding non-

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retirement equity-based compensation arrangements) on substantially the same basis as officers and employees of Parent and its Subsidiaries having similar responsibilities and positions; provided that such benefits, plans and programs, in the aggregate, are not materially less favorable than those made available by the Company and its Subsidiaries to such officers and employees immediately prior to the Effective Time. For purposes of eligibility to participate and vesting (but not benefit accruals) in all benefits provided by Parent to such officers and employees, the officers and employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries and any predecessors thereof to the extent service with Parent and its Subsidiaries and any predecessors thereof is taken into account under the plans of Parent and its Subsidiaries. The eligibility of any officer or employee of the Company and its Subsidiaries to participate in any welfare benefit plan or program of Parent shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of similar benefit plans and programs of the Company and its Subsidiaries. All individuals eligible to participate in any plan or arrangement contemplated above shall be immediately eligible to participate in the similar plan or arrangement maintained by Parent or its Subsidiaries (or the same plan or arrangement if still maintained). Except with respect to any employee who is terminated without cause by the Company at or prior to the Effective Time in connection with the Divestiture, in the event Parent or Surviving Corporation terminate any employee of the Company without cause, or desire to relocate any employee employed at the Company’s Austin, Texas facility, in each case prior to the first anniversary of the Effective Time, Parent and Surviving Corporation shall provide severance packages to such terminated or relocated employees in accordance with Parent’s then-current severance policy. Nothing contained in this Section 5.2(b) shall create any rights of any nature or kind whatsoever in any officer or employee or former officer or employee (including any beneficiary or dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation in respect of continued employment for any specified period.

(c)      Subject to the other provisions set forth in this Section 5.2, after the Effective Time and subject to Applicable Law and the terms of any Employee Benefit Plan, Parent may amend, modify or terminate any Employee Benefit Plan of the Surviving Corporation that was in existence prior to the Closing.

5.3      Indemnification of Officers, Directors, Employees and Agents.

(a)     All rights to indemnification and advancement of expenses existing in favor of those Persons who are or were directors or officers of the Company (the “D&O Indemnified Persons”) for acts and omissions occurring prior to the Effective Time, as provided in the Company’s Constituent Documents (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said D&O Indemnified Persons (as in effect as of the Effective Time) (the “D&O Indemnified Liabilities”), shall survive the Merger and shall be fully complied with by the Surviving Corporation, and Parent shall take all action necessary to cause the Surviving Corporation to fully comply with such rights, to the fullest extent permitted by Delaware law.

(b)      Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the certificate of incorporation and bylaws of the Surviving Corporation or manage

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the Surviving Corporation or any of its Subsidiaries in any manner that would affect adversely the rights thereunder of individuals who at and at any time prior to the Effective Time were directors, officers, employees or agents of the Company or any of its Subsidiaries. Parent shall, and shall cause the Surviving Corporation to, honor any indemnification agreements between the Company and any of its directors, officers or employees.

(c)      For a period of six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain directors’ and officers’ liability insurance and fiduciary liability insurance covering the D&O Indemnified Persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance or fiduciary liability insurance policies on terms no less advantageous to such D&O Indemnified Persons than such existing insurance; provided, however, that (i) neither Parent nor the Surviving Corporation will be required in order to maintain such policies to pay an annual premium in excess of 300% of the greater of (A) the last annual premium paid by the Company prior to the date of this Agreement and (B) the annual premium for the year in which the Closing occurs (the amount which is 300% of the greater of the amounts set forth in clauses (A) and (B) being referred to as the “Premium Cap”); (ii) if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Premium Cap, then Parent shall, or shall cause the Surviving Corporation to, maintain policies that, in Parent’s good faith judgment, provide the maximum coverage available at an annual premium equal to the Premium Cap; and (iii) on or prior to the Closing Date, Parent shall cause the Surviving Corporation to purchase a six year extended reporting period endorsement under its existing directors and officers liability coverage. The Company represents to Parent that the Premium Cap is $123,750.

5.4      WARN Act.     For a period of 91 days (inclusive) following the Closing Date, Parent and the Surviving Corporation shall not, and shall cause the Subsidiaries of the Surviving Corporation to not, implement any plant closing, mass layoff or other termination of employees which, either alone or in the aggregate (with each other and/or with any plant closing, mass layoff or other termination of employees by the Company on or prior to the Closing Date), would create any obligations upon or liabilities for the Company or any Securityholder under the Worker Adjustment and Retraining Notification Act or similar Applicable Laws.

ARTICLE VI
MUTUAL COVENANTS

6.1      Governmental Consents.

(a)      Except for the filings and notifications made pursuant to applicable Antitrust Laws, to which Section 6.1(b), and not this Section 6.1(a), shall apply, as soon as reasonably practicable following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Authorities such Consents that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

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(b)      As soon as reasonably practicable following the execution of this Agreement, the parties shall file, or cause to be filed by their respective “ultimate parent entities,” with the FTC and the DOJ the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated in the Transaction Documents. As soon as reasonably practicable following the execution of this Agreement, the Company and Parent shall proceed to prepare and file with the appropriate Governmental Authorities such additional requests, reports or notifications as may be required in connection with this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Each of Parent and the Company shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ.

6.2      No Other Representations or Warranties.

(a)     Each of Parent and Merger Subsidiary agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1 of this Agreement, none of the Company, any Subsidiary of the Company, any Securityholder, or any of their respective Affiliates or representatives has made and shall not be deemed to have made to any of Parent, Merger Subsidiary or their respective Affiliates or representatives any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Company and set forth in Section 3.1, each of Parent and Merger Subsidiary agrees that none of the Company, any Subsidiary of the Company, any Securityholder, or any of their respective Affiliates or representatives makes or has made any representation or warranty to Parent, Merger Subsidiary or to any of their respective representatives or Affiliates with respect to:

(i)      any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective representatives or Affiliates; or

(ii)      any other information, statements or documents heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective representatives or Affiliates, including the information contained in the on-line data room, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except as and to the extent expressly covered by representations and warranties made by the Company and set forth in Section 3.1 or in any other agreement or document executed in connection with the transactions contemplated by this Agreement and the Asset Purchase Agreement, which shall be governed by their respective terms and conditions.

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(b)      The Company acknowledges and agrees that, except for the representations and warranties made by Parent or Merger Subsidiary as expressly set forth in Section 3.2, none of Parent, Merger Subsidiary or any of their respective Affiliates or representatives makes or has made to any of the Company, any Subsidiary of the Company, any Securityholder or any of their respective Affiliates or representatives any representation or warranty of any kind. Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor any of its Subsidiaries shall have any obligation under this Agreement to do any of the following (or cause the other to do any of the following): (i) to dispose or cause any of its Subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Authority or otherwise) regarding future operations.

(c)      The parties expressly agree and acknowledge that nothing in this Section 6.2 shall be deemed, interpreted or construed to eliminate or limit the ability of Parent to recover for any claim arising out of fraud or intentional misrepresentation.

6.3      Sale of Assets to Asuragen and Related Transactions.     Effective at 12:01 a.m. Eastern Time on the first Business Day following the Closing, the Surviving Corporation will sell, transfer and assign to Asuragen, and Asuragen will purchase and assume from the Surviving Corporation the assets and liabilities of the Diagnostics Business (pursuant to the terms and conditions of the Asset Purchase Agreement).

6.4      Waiver.     Parent hereby waives, and agrees to cause the Surviving Corporation to waive, any conflicts that may arise in connection with (a) counsel for the Company in connection with the transactions contemplated by this Agreement and the other Transaction Documents representing (i) Asuragen prior to and following the Closing and (ii) the Representative and the Securityholders following the Closing and (b) the communication by such counsel to Asuragen, the Representative or the Securityholders, in connection with any such representation of any information known to such counsel, including in connection with a dispute with Parent or the Surviving Corporation on or following the Closing.

ARTICLE VII
CONDITIONS PRECEDENT

7.1      Conditions to Each Party’s Obligation.     The respective obligations of the Company, Parent and Merger Subsidiary to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Effective Time of the following conditions:

(a)      Stockholder Approval.     Company Stockholder Approval of the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 4.1(a) hereof, shall have been obtained in accordance with Section 4.1 hereof,

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the DGCL and the Company’s Amended and Restated Certificate of Incorporation and Bylaws.

(b)      Consents and Approvals.     All Consents of or imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained, occurred or have been made, including those arising under all applicable Antitrust Laws and the applicable waiting period under the HSR Act shall have expired or terminated.

(c)      No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall be in effect.

(d)      No Action. No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement or any other Transaction Document illegal.

7.2      Conditions to Obligation of Parent and Merger Subsidiary.     The obligation of Parent and Merger Subsidiary to effect the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Effective Time of the following conditions unless waived in writing, in whole or in part, by Parent:

(a)      Representations and Warranties.     Each of the representations and warranties of the Company set forth in Section 3.1 shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties has had or would be reasonably likely to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded). Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(b)      Performance of Obligations of the Company.     The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c)      Evidence of Debt Pay-Off.      Parent shall have received the Pay-Off Letter pursuant to Section 4.10.

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(d)      Evidence of Company Transaction Costs.     Parent shall have received the Company Transaction Costs Certificate pursuant to Section 4.9.

(e)      Third Party Consents.     The Company shall have received all third party Consents listed in Schedule 7.2(e), in form and substance as Parent shall reasonably request.

(f)      Employment Agreement.     No breach of the Employment and Noncompetition Agreement executed by the Key Employee set forth on Schedule 7.2(f) shall have occurred and be continuing.

(g)     Amendment of Certain Agreements.     The Company shall have entered into amendments to the agreements listed in Schedule 7.2(g).

(h)     Environmental Assessment.     The Parent shall have received two Environmental Site Assessment reports (“ESA Reports”) from Beyond Compliance, LLC and Geomatrix Consultants, Inc. (or other environmental consultants reasonably satisfactory to Parent) and such ESA reports shall not have identified Environmental Costs and Liabilities applicable to, or reasonably likely to be incurred by, the Company that in the aggregate would have a net present value (“NPV”) cost to the Company in excess of $7 million. For purposes of this Section 7.2(h) only, the NPV cost to the Company shall be calculated using a 3% inflation rate and a 7% discount rate, and shall be based on the lowest, commercially reasonable costs required to address all non-compliance with Environmental Laws identified by the ESA Reports as to contributing to Environmental Costs and Liabilities. For purposes of this Section 7.2(h) only in the event that the two ESA Reports identify the same issue or issues as contributing to Environmental Costs and Liabilities, the lower of the cost estimates for such issue or issues shall be used to calculate the NPV cost to the Company. Any physical environmental sampling to be performed in preparation of the ESA Reports must be approved in advance by the Company, which approval shall not be unreasonably withheld, and such request for approval shall be accompanied by an explanation why such sampling is appropriate.

(i)      Closing Capitalization Certificate.     Parent shall have received a certificate signed on behalf of the Company by the Chief Financial Officer of the Company that the Closing Capitalization Certificate delivered pursuant to Section 4.12 is true and accurate as of the Effective Time.

(j)      Diagnostics Business Tax Basis.     Parent shall have received a certificate signed on behalf of the Company by the Chief Financial Officer of the Company reflecting the cumulative tax basis of the assets to be transferred by the Company to Asuragen under the Asset Purchase Agreement.

(k)     Appraisal.     Parent shall have received the Uhy Valuation.

(l)     Termination of Stock Plans and Options.     All of the Stock Plans and all unexercised Options whether or not issued under any of the Stock Plans shall have been terminated without liability to Parent, the Surviving Corporation, the Company or any of their Affiliates, and Parent shall have received reasonably satisfactory evidence of such

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terminations and that rights of the Optionholders cease to represent any claim on the equity of the Company.

(m)     Asset Purchase Agreement.     The Asset Purchase Agreement shall be in full force and effect; no breach of such agreement shall have occurred and be continuing.

(n)     Closing Deliveries.     All documents, instruments, certificates or other items required to be delivered at the Closing by the Company pursuant to Section 8.2(b) of this Agreement shall have been delivered.

7.3     Conditions to Obligations of the Company.     The obligation of the Company to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived in writing, in whole or in part, by the Company:

(a)     Representations and Warranties.     Each of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(b)     Performance of Obligations of Parent and Merger Subsidiary.     Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed respectively by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Office or the Chief Financial Office of Parent to such effect.

(c)     Closing Deliveries.     All documents, instruments, certificates or other items required to be delivered at Closing by Parent and Merger Subsidiary pursuant to Section 8.2(a) this Agreement shall have been delivered.

ARTICLE VIII
CLOSING

8.1      Closing.     Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m., on the date that is no later than the second Business Day after the satisfaction or waiver of the last condition to be satisfied or waived under Article VII provided such date is prior to the Termination Date, and provided further that the next succeeding calendar day is a Business Day, at the offices of Vinson & Elkins L.L.P., Terrace 7, 2801 Via Fortuna, Suite 100, Austin, Texas, unless another date, time or place is mutually agreed to in writing by Parent and the Company. (The date and time on which the Closing occurs is the “Closing Date.”)

8.2     Actions to Occur at Closing.

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(a)     At the Closing, Parent and Merger Subsidiary shall deliver or pay, as the case may be, the following in accordance with the applicable provisions of this Agreement:

(i)     Closing Payments. To the Exchange Agent, the Escrow Agent and the other payees identified in Section 2.10, by wire transfers of immediately available funds, the payments required to be made by Parent under Sections 2.10, 2.11 and 2.15;

(ii)     Certificates. The certificates described in Section 7.3(a) and (b); and

(iii)     Escrow Agreement. To the Representative, a counterpart of the  Escrow Agreement executed by Parent and Escrow Agent.

(b)     At the Closing, the Company shall deliver to Parent the following:

(i)     Certificate. The certificates described in Section 7.2(a) and (b);

(ii)     Resignations. The Company shall deliver resignations of the directors of the Company and each of its Subsidiaries and such officers as requested by the Parent;

(iii)     Escrow Agreement. To Parent, a counterpart of the Escrow Agreement executed by the Representative;

(iv)     Bank Accounts. Evidence of the replacement of the Company’s and its Subsidiaries’ bank account signatories with Parent’s designees; and

(v)     Termination of Agreements. Evidence of the termination of the Investor Rights Agreement, Right of First Refusal Agreement, Side Letter and Voting Agreement.

(c)     Pursuant to Section 2.2, the Company and Parent shall cause the Certificate of Merger to be properly executed and filed with the Secretary of State of the State of Delaware.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1     Termination.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)     by mutual written consent of Parent and the Company;

(b)     by either Parent or the Company:

(i)     if there shall have been any breach by the other party (which, in the case of the right of termination by the Company, shall also include any breach by Merger

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Subsidiary) of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (A) would give rise to the failure of a condition to the Closing hereunder and (B) either (1) cannot be cured or (2) if it can be cured, has not been cured prior to the first to occur of (x) 5:00 p.m., Central Time, on the date that is 20 days following receipt by the breaching party of written notice of such breach or (y) 5:00 p.m., Central Time, on the date immediately preceding the Termination Date (the “Cure Period”); and, without limiting the generality of the foregoing, there shall be no Cure Period for Parent’s failure to obtain all funds on or prior to the Closing Date necessary to consummate the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents in accordance with the terms and conditions hereof and thereof (which failure shall constitute a material breach of this Agreement);

(ii)     if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling Parent and the Company shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the other Transaction Documents and such order, decree, ruling or other action shall have become final and nonappealable; or

(iii)     if the Closing shall not have occurred on or before 5:00 p.m., Central Time, on March 15, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(c)     by Parent if the Signed Written Consent has not been received by the Company and delivered to Parent on or before 5:00 p.m., Central Time, on December 26, 2005.

9.2     Effect of Termination.      In the event of the termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of Parent, Merger Subsidiary or the Company or their respective Affiliates, directors, officers, employees or stockholders, except that (i) Article I, this Article IX and Article XI shall survive such termination and (ii) no such termination shall relieve any party from liability for breach of any term or provision hereof.

9.3      Return of Information. Within ten Business Days following termination of this Agreement in accordance with Section 9.1, Parent shall, and shall cause Merger Subsidiary and their respective Affiliates and representatives to, return to the Company, or destroy, all Information (as defined in the Confidentiality Agreement) furnished or made available to Parent and Merger Subsidiary and their respective Affiliates and representatives by or on behalf of the Company, and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by Parent or Merger Subsidiary or any of their respective Affiliates or representatives (including electronic copies thereof) that refer to, relate to, discuss or contain, or are based on, in whole or in part, any such Information. Parent shall deliver a certificate signed

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by its Chief Executive Officer, which certificate shall provide evidence reasonably substantiating the return or destruction of the Information as required under this Section 9.3.

ARTICLE X
INDEMNIFICATION

10.1      Survival of Representations, Warranties and Agreements.

(a)     The representations and warranties of the Company set forth in this Agreement and in any certificate delivered by the Company pursuant to this Agreement and the right of a Parent Indemnified Person to assert any claim for indemnification pursuant to this Article X shall survive the Closing until 5:00 p.m. on the date that is 12 months following the Closing Date (the “Expiration Date”); provided, however, that if, at any time prior to the Expiration Date, any Parent Indemnified Person delivers to the Representative a written notice alleging the existence of an inaccuracy in or breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Parent Indemnified Person’s belief that such an inaccuracy or breach may exist), then the representation or warranty underlying the claim asserted in such notice shall survive the Expiration Date solely with respect to the underlying facts or circumstances of such claim until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Subsidiary shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Subsidiary with respect to such representations and warranties shall thereupon cease. The covenants and other agreements of the Company, Parent and Merger Subsidiary set forth in this Agreement shall survive the Closing Date (i) until fully performed or fulfilled, unless non-compliance with such covenants or agreements is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

(b)     The representations and warranties of the Company shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any Parent Indemnified Person or any of their representatives.

(c)     The representations and warranties of the Company set forth in this Agreement and in any certificate delivered by the Company pursuant to this Agreement shall, for purposes of the Securityholder Indemnifying Persons’ obligations pursuant to this Article X, be deemed to be made as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak expressly as of another date).

10.2     Indemnification of the Parent Indemnified Persons.     Subject to the limitations on recourse and recovery set forth in this Article X, from and after the Closing, the Securityholders, acting through the Representative,shall indemnify, defend and hold harmless the Parent Indemnified Persons from and against any and all Losses suffered or incurred by any Parent Indemnified Person after the Closing (regardless of whether or not such Losses relate to any third-party claim), in connection with,arising out of or resulting from (any of such Losses, a “Parent Indemnification Claim”):

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(a)     the inaccuracy or breach of any representation or warranty made as of the date hereof and as of the Closing Date by the Company in Section 3.1 or in each of the certificates delivered pursuant to Sections 7.2(a), 7.2(b), 7.2(i) and 7.2(j) of this Agreement;

(b)     any nonfulfillment or breach by the Company of any covenant or agreement made by the Company under this Agreement and which is required to be performed by the Company prior to the Closing;

(c)     the amount of any Company Transaction Costs incurred and unpaid as of the Closing Date and not deducted from the Closing Merger Consideration;

(d)     the amount of any Debt outstanding at Closing not deducted from the Closing Merger Consideration;

(e)     any claim, suit, action, litigation or Proceeding by any Securityholder or purported Securityholder of the Company against the Company and relating to or arising out of such Person’s status, or purported status, as a Securityholder of the Company; and

(f)     any amounts paid to (A) holders of Dissenting Shares in excess of the Closing Per Share Merger Consideration that such holders would otherwise have been entitled to receive pursuant to Article II or (B) any Securityholder as to which the information set forth on the Closing Capitalization Certificate is inaccurate that is in excess of the amount such Securityholder would have been entitled to receive pursuant to Article II if such information had been accurate.

10.3     Limitations.

(a)     Minimum Loss.     The Parent Indemnified Persons shall not be entitled to be indemnified for Losses pursuant to Section 10.2(a) unless and until the aggregate amount of all such Losses exceeds $750,000 (the “Minimum Loss”) and otherwise satisfy all other requirements under Section 10.3. After the Minimum Loss is exceeded, Parent Indemnified Persons shall be entitled to be paid the entire amount of any Losses pursuant to Section 10.2(a) in excess of (but not including) the amount of the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Agreement. Notwithstanding the foregoing, any claim for Losses under Sections 10.2(a) arising from the inaccuracy or breach of Section 3.1(p), 10.2(b), 10.2(c), 10.2(d), 10.2(e) and 10.2(f), shall not be subject to the limitations contained in this Section 10.3(a).

(b)     Sole and Exclusive Remedy; Recourse Against Escrowed Funds.

(i)     Each of Parent and Merger Subsidiary acknowledges and agrees that, after the Closing, notwithstanding any other provision of this Agreement to the contrary but subject to clause (iv) below, the sole and exclusive remedy of the Parent Indemnified Persons with respect to claims for Losses or otherwise, including those set forth in Section 10.2, in connection with, arising out of or resulting from the subject matter of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be in accordance with, and limited solely to indemnification under, the provisions of this Article X and the Escrow Agreement.

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(ii)     Each of Parent and Merger Subsidiary further acknowledges and agrees that, notwithstanding any other provision of this Agreement to the contrary but subject to clause (iv) below, the Escrow Amount shall be the sole and exclusive source of funds for satisfaction of all claims by Parent Indemnified Persons for Losses or otherwise, including those set forth in Section 10.2, in connection with, arising out of or resulting from the subject matter of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

(iii)     Each of Parent and Merger Subsidiary further acknowledges and agrees that, notwithstanding any other provision of this Agreement to the contrary, the indemnification provisions set forth in this Article X are not a remedy for any breach or claim under the Asset Purchase Agreement.

(iv)     Notwithstanding any other provision of this Agreement to the contrary but subject to clause (v) below, no Securityholder or other Securityholder Affiliate shall have any liability to the Parent Indemnified Persons in connection with this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, other than such Securityholder’s pro rata share of the Escrow Amount, which shall be available to satisfy Losses of Parent Indemnified Persons, subject to and in accordance with the terms of this Agreement.

(v)     Notwithstanding anything to the contrary contained in this Agreement or any Transaction Document or otherwise but subject to clause (iii) above, nothing in this Agreement or any Transaction Document or otherwise shall (A) limit any liability (1) of a Securityholder or other Securityholder Affiliate or of Parent or the Surviving Corporation in connection with any action or omission in connection with the Asset Purchase Agreement or any agreement listed in Sections 2.11(b) – (g) of the Asset Purchase Agreement, (2) of a Securityholder or Securityholder Affiliate in connection with any actions taken by such Securityholder or Securityholder Affiliate after the Closing, or (3) of a Securityholder or Securityholder Affiliate in respect of any employment agreement, confidentiality agreement, non-competition agreement or other Contract, agreement or document to which the Securityholder or Securityholder Affiliate and the Company or the Surviving Corporation or any of their respective Subsidiaries are parties and which continue in force and effect after the Closing, or (B) limit any right to equitable remedies.

(c)     Characterization of Payments.     For all Tax purposes, the parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the merger consideration payable to the Securityholders pursuant to Article II unless a final and nonappealable determination by an appropriate Governmental Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise; provided that the Securityholder Indemnifying Person’s prior written consent (which will not be unreasonably withheld, conditioned or delayed) will be obtained by the Parent Indemnified Person who seeks to accept, via a settlement or compromise with any such Governmental Authority, a position that is contrary to treatment of an indemnity payment as an adjustment to the merger consideration payable to the Securityholders pursuant to Article II.

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(d)     Limitation as to Time.     No Securityholder Indemnifying Person shall be liable for any Losses that are indemnifiable under Section 10.2 unless a written claim for indemnification under this Agreement is delivered by the Parent Indemnified Person to the Securityholder Indemnifying Person with respect thereto prior to the Expiration Date.

10.4     Third Party Claims.

(a)     As soon as reasonably practicable after receipt by any Parent Indemnified Person of notice of the commencement or assertion of any action, Proceeding, demand, claim or investigation by a third party or circumstances which, with the lapse of time, such Parent Indemnified Person believes is likely to give rise to an action, Proceeding, demand, claim or investigation by a third party (an “Asserted Liability”) that may result in a Loss, such Parent Indemnified Person shall give written notice thereof (the “Claims Notice”) to the Representative; provided, however, that any failure on the part of Parent to so notify the Representative shall not limit any of the Parent Indemnified Persons’ rights to indemnification under this Article X (except to the extent such failure prejudices the defense of such Proceeding, materially increases the amount of Losses arising as a result of such Proceeding, or precludes mitigation of such Losses). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered.

(b)     Each Securityholder shall be, subject to the limitations set forth in this Section 10.4, entitled to assume control of and appoint lead counsel for such defense; provided, however, that the Securityholders shall not have the right to assume control of the defense of any Asserted Liability (i) to the extent that the object of such Asserted Liability is to obtain an injunction, restraining order, declaratory relief or other non-monetary relief against the Parent Indemnified Person which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Parent Indemnified Person, (ii) if the named parties to any such action or Proceeding (including any impleaded parties) include both the Parent Indemnified Persons and any Securityholder and the former shall have been advised in writing by counsel (with a copy to the Securityholders) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to such Securityholders, (iii) if the Loss exceeds the Escrow Amount on the date of the Asserted Liability, or (iv) if the Asserted Liability relates to any Intellectual Property Rights or other intellectual property issues; provided, further, that to exercise such rights a Securityholder must give notice to the Parent Indemnified Person within 30 days after receipt of any such Claims Notice whether it is assuming control of and appointing lead counsel for such defense. If no Securityholder gives such notice within such 30-day period, or fails to diligently contest the Asserted Liability after such election, then the Parent Indemnified Person shall have the right to assume control of the defense thereof at the cost and expense of the Securityholders, subject to the limitations of liability and other limits set forth in Section 10.3.

(c)     If a Securityholder shall assume the control of the defense of the Asserted Liability in accordance with the provisions of this Section 10.4, (i) the Securityholder shall obtain the prior written consent of the Parent Indemnified Person (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement,

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compromise, admission or acknowledgement of the validity of such Asserted Liability (it being expressly acknowledged and agreed that a Parent Indemnified Person may withhold its consent to any settlement that does not unconditionally release the Parent Indemnified Person from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes injunctive or other equitable relief against the Parent Indemnified Person) and (ii) the Parent Indemnified Person shall be entitled to participate, at its own cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose. The fees, costs and expenses of any such separate counsel to the Parent Indemnified Person pursuant to this Section 10.4 shall be paid by the Parent Indemnified Person; provided, however, that the Securityholder shall pay the fees, costs and expenses of such counsel if (A) the employment of separate counsel shall have been authorized in writing by the Securityholder in connection with the defense of such Asserted Liability or (B) the Parent Indemnified Person’s legal counsel shall have advised the Securityholder in writing, with a copy delivered to the Securityholder, that a material conflict of interest exists that would make it inappropriate under applicable standards of professional conduct to have common counsel, subject to the limitations of liability and other limits set forth in Section 10.3.

(d)     If the Parent Indemnified Person shall assume the control of the defense of any Asserted Liability in accordance with the provisions of this Section 10.4, (i) the Parent Indemnified Person shall obtain the prior written consent of the Securityholders before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability, and (ii) the Securityholders shall be entitled to participate, at their cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.

(e)      Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Asserted Liability and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery Proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

(f)     The fees, costs and expenses of the Representative’s legal counsel any and experts (including expert witnesses), consultants and other representatives engaged by it in connection with (i) the Representative’s assumption of the defense of an Asserted Liability pursuant to this Section 10.4, on behalf of the Securityholders or (ii) the Representative’s participation in the defense of an Asserted Liability pursuant to this Section 10.4, on behalf of the Securityholders shall be paid out of the Escrow Amount; provided, however, that all payments to the Representative out of the Escrow Amount pursuant to clause (i) and (ii) of this Section 10.4(f) shall not exceed $1,000,000. The cost and expense of the Parent Indemnified Person, if any, that the Representative on behalf of the Securityholders becomes obligated to pay pursuant to the last sentence of Section 10.4(b) shall be paid solely out of the Escrow Amount. The fees, costs and expenses of separate counsel to any Parent Indemnified Person, if any, that the Representative on behalf of the Securityholders becomes obligated to pay pursuant to the last sentence of Section 10.4(c) shall be paid solely out of the Escrow Amount.

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10.5     Direct Claims.     In any case in which a Parent Indemnified Person seeks indemnification hereunder which is not subject to Section 10.4 because no Asserted Liability is involved, the Parent Indemnified Person shall notify the Securityholder Indemnifying Person in writing of any Losses that such Parent Indemnified Person claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Sections 10.1 and 10.3, the failure of the Parent Indemnified Person to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially and adversely prejudices the position of the Securityholder Indemnifying Person with respect to such claim.

10.6     No Circular Recovery, Etc.     The Representative hereby agrees that it will not, and no Securityholder shall, make any claim for indemnification of D&O Indemnified Liabilities against Parent, the Surviving Corporation or any of their respective Subsidiaries by reason of the fact that such Securityholder was a controlling person, director, officer, stockholder, employee, agent or representative of the Company or any of its Subsidiaries or was serving as such for another Person at the request of the Company or any of its Subsidiaries (whether such claim is pursuant to any statute, organizational document, contractual obligation or otherwise) with respect to any claim brought by a Parent Indemnified Person in accordance with this Agreement. The Representative, on behalf of itself and each such Securityholder, expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against Parent, the Surviving Corporation or any Subsidiary with respect to any amounts owed by such Person pursuant to this Article X.

10.7     No Limitation.     Notwithstanding anything in this Agreement (including in this Article X) to the contrary, none of the limitations set forth in Sections 10.1, 10.3(a), 10.3(b)(i), (ii), (iv) and (v) and 10.3(c)shall apply in the event of fraud or intentional misrepresentation.

ARTICLE XI
GENERAL PROVISIONS

11.1     Reasonable Efforts; Further Assurances.

(a)     Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Company, Parent and Merger Subsidiary agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any Applicable Laws) to consummate the Merger and make effective the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents as soon as reasonably practicable, including (i) the obtaining of all Consents of, and the making of all registrations, declarations and filings with, Governmental Authorities and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement and the other Transaction Documents.

(b)     At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignment or assurances and to take

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and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

11.2     Amendment and Modification.     This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, provided that no amendment shall be made which by Applicable Law requires further approval by a parties’ stockholders without such further approval.

11.3     Waiver of Compliance.     Any failure of Parent or Merger Subsidiary on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver (including if such waiver is after the Closing the third-party beneficiaries set forth in Section 11.6), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

11.4     Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Authority making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

11.5     Expenses and Obligations.     Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the party that has incurred such expenses.

11.6     Parties in Interest.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.

11.7     Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Parent or Merger Subsidiary, to:

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Applera Corporation
301 Merritt 7
Norwalk, CT 06851
Attention: Corporate Secretary
Facsimile: (203) 840-2922

with copies to:

Paul, Hastings, Janofsky & Walker LLP
3579 Valley Centre Drive
San Diego, CA 92130
Attention: Carl Sanchez, Esq.
Deyan P. Spiridonov, Esq.
Facsimile: (858) 720-2555

(b)	If to the Company, to:

Ambion, Inc.
2130 Woodward Street
Austin, TX 78744
Attention: President
Facsimile: (512) 651-0201

with a copy to:

Vinson & Elkins L.L.P.
Terrace 7
2801 Via Fortuna
Suite 100
Austin, Texas 78746
Attention: William R. Volk
Facsimile: (512) 236-3450

(c)	If to the Representative, to:

Matthew M. Winkler
960 Live Oak Circle
Austin, TX 78746
Facsimile: (512) 327-5089

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with a copy to:

Vinson & Elkins L.L.P.
Terrace 7
2801 Via Fortuna
Suite 100
Austin, Texas 78746
Attention: William R. Volk
Facsimile: (512) 236-3450

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

11.8     Counterparts.     This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.9     Time.     Time is of the essence in each and every provision of this Agreement.

11.10     Entire Agreement.     This Agreement, the other Transaction Documents, the Asset Purchase Agreement and the Confidentiality Agreement (each such term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder and thereunder), constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the other Transaction Documents, the Asset Purchase Agreement and the Confidentiality Agreement. There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement, the other Transaction Documents, the Asset Purchase Agreement and the Confidentiality Agreement.

11.11     Public Announcements.     On or prior to the Closing, (a) the Company shall not issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Parent, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding this Agreement or the transactions contemplated hereby; provided, however, that any party may make any disclosure required by Applicable Law (including federal securities laws) if it determines in good faith that it is required to do so and, with respect to each such disclosure, provides the other with prior notice and a reasonable opportunity to review the disclosure.

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11.12     Attorneys’ Fees.     In any action or Proceeding instituted by a party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing party shall be entitled to receive from the losing party reasonable attorneys’ fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

11.13     Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise. Any assignment in violation of the foregoing shall be null and void.

11.14     Rules of Construction.

(a)     Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that draft it is of no application and is hereby expressly waived.

(b)     The inclusion of any information in the Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to the Company, Parent or Merger Subsidiary, as the case may be. The headings, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Disclosure Schedules are arranged in sections corresponding to those contained in Section 3.1 and Section 3.2 merely for convenience, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is obvious on the face of such item to Parent, notwithstanding the presence or absence of an appropriate section of the Disclosure Schedules with respect to such other representations or warranties or an appropriate cross reference thereto.

(c)     The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)     All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules,

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Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Austin, Texas time.

(e)     Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) Closing Merger Consideration, Closing Per Share Merger Consideration, Estimated Working Capital, Closing Working Capital, Final Working Capital, Option Consideration, Per Share Working Capital Distribution Amount, Per Share Escrow Distribution Amount, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of the transactions contemplated by this Agreement. The parties hereto further covenant and agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement conflict with, or are inconsistent with, GAAP in connection with such determination, the terms of this Agreement shall control.

11.15     Joint Liability.     Each representation, warranty, covenant and agreement made by Parent or Merger Subsidiary in this Agreement shall be deemed a joint representation, warranty, covenant and agreement made by Parent and Merger Subsidiary jointly and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Parent and Merger Subsidiary.

11.16     Governing Law.     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

11.17      Waiver of Jury Trial.     TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF

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ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.18     Consent to Jurisdiction; Venue.

(a)     The parties hereto submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States sitting in Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that the exclusive venue for all claims arising in whole or in part under or in connection with this Agreement and the transactions contemplated hereby and for all claims with respect to any such claim to be heard and determined shall be courts of the State of Delaware sitting in Delaware or, to the extent permitted by law, in the United States District Court for the District of Delaware. The parties hereto agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any claim relating to this Agreement or any related matter against any other party or its assets or properties in the courts of any jurisdiction.

(b)     Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or Proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

ARTICLE XII
THE REPRESENTATIVE

By their execution and delivery of this Agreement, the Company, Parent, Merger Subsidiary and the Representative hereby agree as follows:

12.1     Authorization of the Representative.

(a)     As a condition to receiving the Closing Per Share Merger Consideration, each of the Securityholders (other than holders of Dissenting Shares) shall agree in a Letter of Transmittal or other documentation acceptable to Parent to be bound by (i) the provisions of this Agreement, (ii) the Escrow Agreement, (iii) the appointment of the Representative as the agent and attorney-in-fact of such holder for the purposes of Article II and Article X and the Escrow Agreement, and (iv) the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him under the Escrow Agreement, including the exercise of the power to authorize delivery to any Parent

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Indemnified Person of cash out of the Escrow Account in satisfaction of claims by any Parent Indemnified Person pursuant to this Agreement. The Representative hereby is appointed, authorized and empowered to act as the agent of the Securityholders in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents, and in connection with the activities to be performed on behalf of the Securityholders under this Agreement and the Escrow Agreement, for the purposes and with the powers and authority hereinafter set forth in this Article XII and in the Escrow Agreement, which shall include the full power and authority:

(i)     to execute and deliver the Escrow Agreement (with such modifications or changes thereto as to which the Representative, in its reasonable discretion, shall have consented to) and to agree to such amendments or modifications thereto as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the matters set forth in Article X and this Article XII;

(ii)     to take such actions and to execute and deliver such waivers and consents in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other Transaction Documents;

(iii)     as the Representative of the Securityholders, to enforce and protect the rights and interests of the Securityholders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement and each other Transaction Document and, in connection therewith, to (A) resolve all questions, disputes, conflicts and controversies concerning (1) the determination of any amounts (including Closing Merger Consideration, Closing Per Share Merger Consideration, Closing Working Capital, Final Working Capital, Option Consideration, Per Share Escrow Distribution Amount and Per Share Working Capital Distribution Amount) pursuant to Article II and (2) Parent Indemnification Claims pursuant to Article X, (B) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Securityholders in connection with Article II and Article X and the Escrow Agreement as the Representative, in its reasonable discretion, deems to be in the best interest of the Securityholders, (C) assert or institute any claim, action, Proceeding or investigation, (D) investigate, defend, contest or litigate any claim, action, Proceeding or investigation initiated by Parent or the Merger Subsidiary, or any other Person, against the Representative and/or the Escrow Amount, and receive process on behalf of any or all Securityholders in any such claim, action, Proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of the Securityholders with respect to any such claim, action, Proceeding or investigation, (E) file any proofs, debts, claims and petitions as the Representative may deem advisable or necessary, (F) settle or compromise any claims asserted under Article II or Article X or under the Escrow Agreement, (G) assume, on behalf of all of the Securityholders, the defense of any claim that is the basis of any claim asserted under Article II or Article X or under the Escrow Agreement, and (H) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, Proceedings or investigations, it being understood that the

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Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take such any action;

(iv)     to enforce payment from the Escrow Amount and of any other amounts payable to the Securityholders, in each case on behalf of the Securityholders, in the name of the Representative;

(v)     to authorize and cause to be paid out of the Escrow Amount the full amount of any Parent Indemnification Claims in favor of any Parent Indemnified Person pursuant to Article X and also any other amounts to be paid out of the Escrow Amount pursuant to this Agreement and the Escrow Agreement;

(vi)     to receive and cause to be paid to Securityholders in accordance with Article II any escrow distributions received by the Representative, provided that the Representative may discharge such duty by requesting that such funds be paid directly to the Exchange Agent and requesting that the Exchange Agent make such distributions to the Securityholders;

(vii)     to waive or refrain from enforcing any right of the Securityholders or any of them and/or of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other Transaction Document; and

(viii)     to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in subparagraphs (i) through (vii) above and the transactions contemplated by this Agreement, the Escrow Agreement and the other Transaction Documents.

(b)     Parent, Merger Subsidiary, the Surviving Corporation and its Subsidiaries shall be entitled to rely exclusively upon the communications of the Representative relating to the foregoing as the communications of the Securityholders, and such communications of the Representative shall be fully binding upon the Securityholders. None of Parent, Merger Subsidiary or the Surviving Corporation (i) need be concerned with the authority of the Representative to act on behalf of all Securityholders hereunder, or (ii) shall be held liable or accountable in any manner for any act or omission of the Representative in such capacity.

(c)     Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (i) the Representative may not enter into or grant any amendments or modifications described in Section 12.1(a)(i) or waivers or consents described in Section 12.1(a)(ii) unless such amendments, modifications, waivers or consents shall affect each Securityholder similarly and to the same relative extent, and (ii) any such amendment, modification, waiver or consent that does not affect any Securityholder similarly and to the same relative extent as it affects other Securityholders must be executed by such Securityholder to be binding on such Securityholder.

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(d)     The grant of authority provided for in this Section 12.1 (i) is coupled with an interest and is being granted, in part, as an inducement to the Company, Parent and Merger Subsidiary to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Securityholder and shall be binding on any successor thereto, and (ii) shall survive any distribution from the Escrow Agent.

(e)     If the Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Securityholders, then John F. Dahler shall be appointed as a successor representative and shall become the “Representative” for purposes of Article X, the Escrow Agreement and this Article XII.

12.2     Compensation; Exculpation; Indemnity.

(a)     The Representative shall not be entitled to any fee, commission or other compensation for the performance of its service hereunder.

(b)     In dealing with this Agreement, the Escrow Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder or thereunder, (i) the Representative shall not assume any, and shall incur no, responsibility whatsoever to any Securityholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, the Escrow Agreement or any other Transaction Document, unless by the Representative’s gross negligence or willful misconduct, and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Securityholder unless by the Representative’s gross negligence or willful misconduct. Except as set forth in the previous sentence, notwithstanding anything to the contrary contained herein, the Representative, in its role as Representative, shall have no liability whatsoever to the Company, Parent, Merger Subsidiary or the Surviving Corporation or any other Person.

(c)     Each Securityholder, severally, shall indemnify the Representative up to, but not exceeding, an amount equal to the aggregate portion of the amounts received by such Person under Article II of this Agreement, which indemnification shall be paid by such Securityholder pro rata in accordance with the portion of the aggregate amounts received by such Person under Article II of this Agreement, against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against it, of any nature whatsoever, arising out of or in connection with any claim or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, under the Escrow Agreement or otherwise, except for such damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against the Representative that arise from the Representative’s gross negligence or willful misconduct, including the willful breach of this Agreement or the Escrow Agreement. The foregoing indemnification shall not be deemed exclusive of any other right to which the Representative may be entitled apart from the provisions hereof. In the event of any

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indemnification under this Section 12.2(c), each Securityholder shall as soon as reasonably practicable deliver to the Representative full payment of his, her or its ratable share of such Parent Indemnification Claim.

(d)     All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing and/or any termination of this Agreement and the Escrow Agreement.

(e)      Subject to the limitations set forth in Section 10.4(f), the Representative shall, from time to time, be entitled to request and receive out of the Escrow Amount such amounts as may be necessary to reimburse the Representative for all reasonable out of pocket fees and expenses incurred by the Representative in the exercise of its rights or the performance of its duties hereunder.

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IN WITNESS WHEREOF, the Company, Parent, Merger Subsidiary and the Representative have caused this Agreement to be signed, all as of the date first written above.

THE COMPANY:

AMBION, INC.

By:		/s/Matthew M. Winkler

Name	:	Matthew M. Winkler

Title	:	CEO

PARENT:

APPLERA CORPORATION

By:		/s/ Catherine M. Burzik

Name	:	Catherine M. Burzik

Title	:	President, Applied Biosystems Group

MERGER SUBSIDIARY:

AMBION ACQUISITION CORP.

By:		/s/ Catherine M. Burzik

Name	:	Catherine M. Burzik

Title	:	Vice President

MATTHEW M. WINKLER,

solely in his capacity as the Representative

/s/ Matthew M. Winkler

SIGNATURE PAGE TO
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